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                                    EXHIBIT 2.1

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                               SHARE SALE AGREEMENT

Date: February 20th 1997

Parties:

1 `The Vendor': EURODIS ELECTRON PLC (registered no 1723922) having its registered office at 17 Birkheads Road Reigate Surrey RH2 0AU.

2 `The Purchaser': UNICOMP HOLDINGS (UK) LIMITED (registered no 2777955) whose registered office is at Acre House 1115 William Road London NW1 3ER.

3 `Unicomp': UNICOMP INC. whose registered office is at 1850 Parkway Place Suite 925 Marietta Georgia 30067 USA

Operative provisions:

1.    INTERPRETATION

1.1   In this agreement, including the Schedules:

1.1.1 the following words and expressions have the following meanings, unless they are inconsistent with the context:

        ``A' SHARES' the issued and allotted 1100 `A' ordinary shares of L1 each in the capital of the Company

        `ACCOUNTS' the audited balance sheet as at the Last Accounts Date and audited profit and loss account for the year ended on the Last Accounts Date of the Company, including the directors' report and notes

        `AGREED FORM' the form agreed between the parties on or prior to the date of this agreement

        ``B' SHARES' the issued and allotted 500 `B' ordinary shares of L1 each in the capital of the Company

        `BANK OVERDRAFT' the amount owing by the Company to Northern Bank Limited in the Company's books of account as at close of business on 20th February 1997

        `BUSINESS DAY' a day which is not a Saturday or Sunday or a bank or public holiday in England

        `CA' Companies Act 1985

        `CAA' Capital Allowances Act 1990

        `COMPANIES ACTS' CA, the former Companies Acts (within the meaning of CA s 735(1)) and the Companies Act 1989

        `COMPANY' CEM Computers Limited (Registered No. NI 14278) of which further details are set out in Schedule 1

        `COMPANY'S AUDITORS' Price Waterhouse of Royston House 34 Upper Queen Street Belfast BT1 6HG

        `COMPLETION' completion of the purchase of the Shares in accordance with clause 4

        `COMPLETION DATE' the date on which Completion takes place

        `DISCLOSURE LETTER' the disclosure letter of the same date as this agreement from the Vendor to the Purchaser


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        `EURODIS GROUP' the Vendor and its subsidiaries for the time being

        `FA' Finance Act

        `FRS' a financial reporting standard issued by The Accounting Standards Board Limited or an SSAP

        `ICTA' Income and Corporation Taxes Act 1988

        `INDUSTRIAL PROPERTY RIGHTS' any know-how, trade mark, trade mark application, trade name, registered design, copyright or other similar industrial property right

        `ITA' Inheritance Tax Act 1984

        `LAST ACCOUNTS DATE' 31 May 1996 (being the date to which the Accounts have been prepared)

        `MANAGEMENT ACCOUNTS' the management accounts of the Company prepared for the eight month period ended 31 January 1997

        `PLANNING ACTS' as defined in the Town and Country Planning Act 1990, s 336

        `PROPERTIES' the properties of the Company shortly described in
        Schedule 4

        `PURCHASER'S ACCOUNTANTS' Coopers & Lybrand Fanum House 108 Great Victoria Street Belfast BT2 7AX

        `PURCHASER'S SOLICITORS' Johns Elliot, 11 Lombard Street, Belfast
        BT1 1RG

        `SHARES' the 1100 `A' ordinary shares of L1.00 each and 500 `B' ordinary shares of L1.00 each in the capital of the Company comprising the whole of its issued and allotted share capital

        `SOFTWARE DEVELOPMENT AGREEMENT' the agreement to be entered into at Completion between Eurodis and the Company in connection with the development of computer software by the Company for Eurodis

        `STOCK EXCHANGE' London Stock Exchange Limited

        `SUBSIDIARY' as defined in CA Section 736 and `subsidiaries' shall be construed accordingly

        `TAX DEED' a deed in the form set out in Schedule 3

        `TAXATION' the same meaning as in the Tax Deed

        `TCGA' Taxation of Chargeable Gains Act 1992

        `TMA' Taxes Management Act 1970

        `UNICOMP GROUP' Unicomp and its subsidiaries for the time being

        `VATA' Value Added Tax Act 1994

        `VENDOR'S ACCOUNTANTS' the Company's Auditors

        `VENDOR'S SOLICITORS' Nicholson Graham & Jones, 110 Cannon Street, London EC4N 6AR

        `WARRANTIES' the warranties of the Vendor contained in clause 5 and
        Schedule 2

        `WARRANTY CLAIM' any claim made by the Purchaser for breach of any of the Warranties;


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1.1.2 all references to a statutory provision shall be construed as including references to:

      (a) any statutory modification, consolidation or re-enactment (whether before or after the date of this agreement) for the time being in force;

      (b) all statutory instruments or orders made pursuant to a statutory provision;

      (c) any statutory provisions of which a statutory provision is a modification, consolidation, or re-enactment;

Provided Always that in interpreting this agreement any reference to a Statute Statutory Rule and Order or Regulation in force in England shall be deemed to refer to the equivalent legislative provision in force in Northern Ireland

And Further Provided Always that in relation to that part of the Company's business carried on in the Republic of Ireland in interpreting this agreement any reference to a Statute Statutory Rule and Order or Regulation in force in England shall be deemed to refer to the equivalent legislative provision in force in the Republic of Ireland in so far as the same may affect the Company in relation to such part of the Company's business.

1.1.3 a reference to an SSAP is a reference to a statement of standard accounting practice adopted by The Accounting Standards Board Limited;

1.1.4 except where the context otherwise requires words denoting the singular include the plural and vice versa; words denoting any one gender include all genders; words denoting persons include firms and corporations and vice versa;

1.1.5 unless otherwise stated, a reference to a clause or sub-clause or a
Schedule is a reference to a clause or a sub-clause of or a Schedule to this agreement.

1.2 Clause headings in this agreement and in the Schedules are for ease of reference only and do not affect the construction of any provision.

2.    AGREEMENT FOR SALE

2.1 Subject to the terms and conditions of this agreement, the Vendor as beneficial owner shall sell and shall procure that the registered holder shall transfer the Shares with full title guarantee and the Purchaser shall purchase the Shares with all rights attaching to them and with effect from Completion.

2.2 The Vendor hereby waives any pre-emption rights he may have in relation to any of the Shares under the articles of association of the Company or otherwise.

3.    PURCHASE CONSIDERATION

3.1 The purchase consideration for the Shares shall be L2,349,000 (of which L1,174,500 shall be apportioned to the 'A' Shares and L1,174,500 to the 'B' Shares) and shall be satisfied in cash at Completion.

3.2 Within 14 days of the Company having made the relevant payment to any of the employees named below the Purchaser shall procure that the Company shall so notify the Vendor and the Vendor shall repay to the Purchaser net of the maximum rate of corporation tax for the time being applicable to companies as a partial repayment of the purchase consideration for the Shares (such partial repayment to be apportioned equally between the 'A' Shares and the 'B' Shares) an amount calculated by reference to bonus payments payable to the employees as set out below by the Company either if


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and when the Contract of Employment of any such employee is terminated by the
Company prior to the first anniversary of Completion or if not so terminated then in any event if such employee is still in the employment of the Company twelve months after Completion and not under notice to leave and in either event accept the revised term as to longer notice also set out below. The Purchaser shall procure that the Company promptly pays to the Inland Revenue all payments in respect of PAYE and National Insurance Contributions in respect of the bonus payments and the Purchaser will procure that the Company uses best endeavours to obtain a tax deduction for the whole amount of the bonus payments so paid at the earliest possible time. If the Inland Revenue refuses to allow the Company to obtain a deduction for all or part of the bonus payments in computing its profits or gains for the purposes of corporation tax or in arriving at any trading loss on the sole ground that ICTA s.74(1)(a)-(q) applies to the said bonus payments:

3.2.1 The Purchaser shall immediately notify the Vendor of the Inland Revenue's refusal and provide to the Vendor copies of all correspondence and documentation in the Purchaser's or the Company's possession (of which the Purchaser is aware or the Company becomes aware after the date hereof) relating to the payment of the bonus payments and the Inland Revenue's refusal

3.2.2 The Purchaser and its accountants and the Vendor and their advisers (each party bearing their own costs) will cooperate in the drafting and submission to the Inland Revenue of any correspondence relating to the bonus payments and their deductibility and in securing the Inland Revenue's agreement that the Company is entitled in law to a tax deduction for the bonus payments made and the Purchaser will forthwith send to the Vendor copies of all correspondence with the Inland Revenue PROVIDED THAT if any proposed settlement of the dispute which the Vendor wishes to make is in the Purchaser's view likely to prejudice the future liability to taxation of the Company the Purchaser shall be entitled to refuse its consent to such settlement whereupon the Vendor shall be discharged from all liability to make any further payments under this clause

3.2.3 Following the notification by the Purchaser in 3.2.1 above and in order to achieve the cooperation referred to in 3.2.2 the Vendor agrees to provide to the Company or the Purchaser on request all relevant information in the Vendor's possession relating specifically to the bonus payments

3.2.4 The Purchaser covenants with the Vendor that neither it nor the Company nor their advisers will have any oral or written communication with the Inland Revenue concerning the bonus payments without the prior approval of the Vendor

3.2.5 If the dispute with the Inland Revenue cannot be resolved to the Vendor's satisfaction the Vendor (at its own cost) shall be entitled to take such proceedings on behalf of the Company as it sees fit and for the avoidance of doubt that Vendor shall have sole conduct and control of such proceedings PROVIDED THAT the Vendor shall make no settlement or compromise of the dispute which is likely to prejudice the future liability to taxation of the Company without the prior written approval of the Purchaser such approval not to be unreasonably withheld or delayed PROVIDED ALWAYS THAT if the Purchaser does withhold approval the Vendor shall be discharged from all liability to make any further payments pursuant to this clause

3.2.6 If the Inland Revenue raises an assessment or claim for taxation on the Company relating to the non-deductibility of the bonus payments the Purchaser shall procure that the Company makes all appeals and applications for postponements of taxation within the requisite time limits

3.2.7 If the Vendor acting reasonably decides to accept the Inland Revenue's arguments it shall forthwith notify the Purchaser in writing and


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pay to the Purchaser as a partial repayment of the purchase consideration for the 'A' and 'B' Shares equally an amount equal to the value of the tax saving

(i) which the Company would have obtained if a tax deduction were available for those bonus payments (for which the Inland Revenue had rejected the tax deduction) (but for the avoidance of doubt) to the extent that such tax deduction would only have increased a trading loss the Vendor shall not be liable to make any payment to the Purchaser until the due date for payment of an actual tax liability of the Company which would have been reduced by the off-set of such losses

(ii) which the Purchaser or one of its subsidiaries would have obtained as a result of the surrender by the Company as group relief of such loss as would have resulted from the payments made by the Company being tax deductible but the Vendor will not be obliged to make any payment until the due date for payment of an actual tax liability which would have been reduced by the off-set of such group relief

3.2.8 In the event that the matters referred to in this clause 3.2 give rise to any interest imposed on the Company by the Inland Revenue pursuant to s.87A TMA or any other statutory provision the Vendor shall pay to the Purchaser as an additional partial repayment of the purchase consideration for the 'A' and 'B' shares an amount equal to such interest (except where such interest arises solely as a result of the Purchaser or the Company failing to settle any tax liability resulting from the disallowance of the bonus payments immediately upon receipt from the Vendor of a payment under this clause 3.2)

3.2.9 References to the Company in this clause 3.2 shall include the Company and any successor to the Company's trade under section 343 ICTA provided that such successor both pays the bonus payments and is the employer of the relevant employees.

DIRECTORS:          CURRENT NOTICE    PROPOSED     GROSS AMOUNT

Bryan Keating       6 months          6 months     L35,000
Alex Parke          6 months          6 months     L20,000
Hugh Moore          1 month           3 months     L15,000
Gary Johnston       1 month           3 months     L15,000
John Hall           1 month           3 months     L15,000

MANAGERS:           CURRENT NOTICE    PROPOSED     AMOUNT

Bertie Wright       1 month           3 months     L10,000
Leslie Moreland     1 month           3 months     L10,000


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Pamela Monteith     1 month           1 month      L10,000
Darren Lemon        1 month           3 months     L10,000
Walter McConville   1 month           1 month      L5,000


LINE MANAGERS:

David Richmond      1 month           3 months     L3,000
Brian Wray          1 month           3 months     L3,000

4.    COMPLETION

4.1 Completion shall take place at the offices of the Vendor's Solicitors immediately upon exchange of this agreement when all the transactions mentioned in the following sub-clauses shall take place.

4.2   The Vendor shall deliver or procure to be delivered to the Purchaser:

4.2.1 duly completed and signed transfers in favour of the Purchaser or as it may direct in respect of the Shares together with the relative share certificates;

4.2.2 the Tax Deed duly executed by the Vendor and the Company;

4.2.3 the resignations of the Vendor and Barry Davis from their respective offices in the Company and of Bryan Keating and Hugh Moore from their respective offices in CEM Holdings Limited and Kylestyle Limited in each case in the Agreed Form;

4.2.4 the resignation of the Company's Auditors confirming that they have no outstanding claims of any kind and containing a statement under CA s394(l) that there are no such circumstances as are mentioned in that section;

4.2.5 the statutory books of the Company complete and up-to-date and its certificate of incorporation and common seal;

4.2.6 written confirmation from the Vendor that there are no subsisting guarantees given by the Company in its favour and that after compliance with clause 4.4 the Vendor will not be indebted to the Company other than in relation to software development or vice versa;

4.2.7 agreement between the Company and Bryan Keating for the taking over of his Contract of Employment with CEM Holdings Limited by the Company on the existing terms; and

4.2.8 the Disclosure Letter.

4.3   The Purchaser shall procure the repayment of the Bank Overdraft.

4.4 The Vendor shall repay the sum of L86,902.85 then owing by it to the Company.

4.5 The Vendor shall procure that a Special Resolution of the Company be passed by way of a Written Resolution amending the articles of association of the Company as follows:


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      THAT conditional upon completion of an Agreement to be entered into by
      Eurodis Electron plc (1) Unicomp Holdings (UK) Limited (2) and Unicomp Inc. (3) relating to the sale of the Company's issued share capital the Articles of Association of the Company be altered as follows:-

      1. In Article 6 the following wording shall be deleted "of whom one must be Electron House plc"

      2.  In Article 11 the wording from "The representative of Electron
          House plc" in the ninth line to the end of the Article shall be deleted and the following substituted "The quorum for the transaction of the business of the Directors shall be three of whom at least one shall be the representative of the holder of the majority of the issued shares in the capital of the Company. The Chairman of the Board of the Directors shall be one of such majority shareholders representatives and the representative (if only one) or representatives of such majority shareholder shall between them be entitled to exercise ten votes at any meeting of the Board of Directors. Regulations 88, 89, and 91 shall be modified accordingly"

      3. In Article 15 the words "Electron House plc" in the first line shall be deleted and the following substituted "a corporate body"

4.6 The Purchaser shall procure the unconditional release of the Vendor from its guarantee and the letter of comfort of the confidential invoice discounting arrangements between the Company and Northern Factors Limited.

4.7   A board meeting of the Company shall be held at which:

4.7.1 such persons as the Purchaser may nominate shall be appointed additional directors and secretary;

4.7.2 the transfers referred to in clause 4.2.1 shall be approved (subject to stamping);

4.7.3 the resignations relating to the Company referred to in clauses 4.2.3 and 4.2.4 shall be submitted and accepted;

4.7.4 the entry into of the Software Development Agreement shall be approved;
and

4.7.5 the Company shall resolve to close its accounts with Northern Bank Limited forthwith and enter into such new banking arrangements and mandates (with a bank other than Northern Bank Limited) as the Purchaser shall require.

4.8 The Company (as the Vendor and the Purchaser shall procure) and the Vendor shall enter into the Software Development Agreement.

4.9 Upon completion of the matters referred to in clauses 4.2 to 4.8 the Purchaser shall deliver to the Vendor's Solicitors a banker's draft in respect of the purchase consideration referred to in clause 3.1

4.10 The Purchaser may in its absolute discretion waive any requirement contained in clauses 4.2, 4.4, 4.5 and 4.7.1 and 4.7.2, and shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed in accordance with this agreement.

4.11 Save in respect of the guarantee referred to in clause 4.6 the Purchaser shall use all reasonable endeavours to procure that as soon as reasonably practicable and in any event within 3 months of Completion the Vendor and each member of the Eurodis Group shall be released from the guarantees and indemnities given by them or any of them in respect of the


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obligations of the Company as at the Completion Date and pending such release the Purchaser shall with effect from the Completion Date indemnify the Vendor and each member of the Eurodis Group and keep each of them fully and effectively indemnified from and against all liabilities in connection therewith provided that nothing in this clause shall place the Purchaser under any obligation to:-

(a) pay any fee to any person in whose favour such guarantees or indemnities have been given; or
(b) procure any third party (not being a member of the Unicomp Group) to give any guarantee or indemnity.

4.12 The Vendor shall procure that within 28 days of Completion a Special Resolution will be passed by the members of CEM Holdings Limited changing its name to a name that does not include the letters "CEM".

4.13 Provided Always that it is agreed that where appropriate any of the above matters may be carried out by means of simultaneous meetings in Belfast and London with telephone intercommunication.

5.    WARRANTIES AND UNDERTAKINGS BY THE VENDOR

5.1   The Vendor warrants to the Purchaser that:

5.1.1 the Vendor has and will have full power and authority to enter into and perform this agreement and the Tax Deed which constitute or when executed will constitute binding obligations on him in accordance with their respective terms;

5.1.2 the Shares constitute the whole of the issued and allotted share capital of the Company;

5.1.3 there is and at Completion will be no pledge, lien or other encumbrance on, over or affecting the Shares and there is and at Completion will be no agreement or arrangement to give or create any such encumbrance and no claim has been or will be made by any person to be entitled to any of the foregoing;

5.1.4 the Vendor will be entitled to transfer or procure the transfer of the full legal and beneficial ownership of the Shares to the Purchaser on the terms of this agreement without the consent of any third party;

5.1.5 the information in Schedule 1 relating to the Company is true and accurate in all respects;

5.1.6 save as set out in the Disclosure Letter, the Warranties in Schedule 2 are true and accurate in all material respects;

5.1.7 the contents of the Disclosure Letter are true and accurate in all material respects and fairly disclose every matter to which they relate.

5.2 The Vendor undertakes in relation to any Warranty which refers to the knowledge, information or belief of the Vendor, that he has made such enquiries as are reasonable into the subject matter of that Warranty.

5.3 Each of the Warranties is without prejudice to any other Warranty and, except where expressly stated otherwise, no clause of this agreement shall govern or limit the extent or application of any other clause.

5.4 The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by Completion, or by its failing to exercise or delaying the exercise of any right or remedy, or by any other event or matter, except a specific and duly authorised written waiver or release, and no single or partial exercise of any right or remedy shall preclude any further or other exercise.


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5.5   None of the information supplied by the Company or its directors or its professional advisers to the Vendor or its agents, representatives or advisers in connection with the Warranties and the contents of the Disclosure Letter, or otherwise in relation to the business or affairs of the Company, shall be deemed a representation, warranty or guarantee of its accuracy by the Company to the Vendor, and the Vendor waives any claims against the Company which it might otherwise have in respect of it.

5.6 The Purchaser acknowledges that it has not been induced to enter into this agreement by any representation or warranty other than the Warranties.

6.    UNDERTAKING OF VENDOR REGARDING DEBTORS

6.1 Without prejudice to the provisions of paragraph 1.6 of Schedule 2 to this agreement, the Vendor hereby undertakes to pay to the Purchaser as a partial repayment of the purchase consideration for the Shares (such partial repayment to be apportioned equally between the 'A' Shares and the 'B' Shares) an amount equal to the difference (if any) between L2,717,000 and the actual amount of the debtors of the Company outstanding at 31 January 1997 ("the Debtors") which shall have been collected by the Company by 31 January 1998 which repayment by the Vendor (less the amount of VAT bad debt relief on the unpaid debts which is available to the Company whether already claimed or not and net of any settlement discounts granted by the Company in the normal course of its trading) shall be made by not later than fourteen days after receipt by it from the Purchaser of a statement explaining the amount of such collections.

6.2 If prior to 31 January 1998 any amount included in the Debtors shall (in whole or in part) have proved to be finally irrecoverable as a result of the insolvency of the debtor concerned then (upon application being made by the Purchaser to the Vendor accompanied by appropriate evidence of such insolvency) the Vendor shall pay to the Purchaser (on account of its liability under clause 6.1 above and in the manner described in clause 6.1 above) the amount owing by such Debtor which has proved to be wholly irrecoverable and such repayment by the Vendor shall be made within fourteen days of such written application being made to it.

6.3 The Purchaser shall procure that the Company shall strictly adhere to its normal credit control and debt collecting procedures as carried on prior to Completion in respect of each of the debts comprised in the Debtors during the period from Completion until 31 January 1998 and shall keep the Vendor regularly informed of any dispute or collection difficulty which shall arise in relation to any of the Debtors and (at the cost of the Vendor) the Company shall take such exceptional action in relation thereto as the Vendor may in writing request.

6.4 All amounts received by the Company after Completion from any of the debtors of the Company whose debts are comprised in the Debtors shall be applied to their liabilities in the order in time in which they were incurred and the Purchaser shall procure that, in respect of the Debtors, no allowance, offset, settlement discount counter-claim or the like is granted by the Company to those Debtors without prior consultation with the Vendor.

6.5 The Purchaser shall procure that (if requested by the Vendor) the Company shall in relation to each debt comprised in the Debtors for which a repayment is made by the Vendor in compliance with 6.1 and 6.2 above either:-

      6.5.1 take such action in the name of the Company (at the cost of the Vendor) as the Vendor shall in writing request with a view to subsequent collection of such debt or part thereof and that the Company shall upon receiving payment of any amount comprised in such debt promptly account to the Vendor therefor; or


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       6.5.2 (at the option and at the cost of the Vendor) assign irrevocably and unconditionally such debt to the Vendor in such form as the Vendor may request.

7. GUARANTEE OF UNICOMP

7.1 In consideration of the Vendor entering into this agreement, Unicomp unconditionally and irrevocably guarantees to the Vendor, as primary obligor and not merely as surety, that the Purchaser will fully and promptly perform and discharge all of its present and future obligations and liabilities (together referred to in this clause 7 as the "Purchaser's Obligations") under the agreement and undertakes that, if the Purchaser fails so to do, it will itself perform and discharge such obligations and liabilities and indemnify the Vendor against all costs, losses, damages, expenses and claims suffered or incurred by the Vendor as a result of or arising out of any failure by the Purchaser promptly to perform and discharge any of the Purchaser's Obligations.

7.2 The liability of Unicomp under this clause 7 shall be that of a sole or principal obligor and shall not be limited, discharged or otherwise affected by the liquidation, administration or dissolution of the Purchaser or the disclaimer of any of the agreements by any liquidator.

7.3 Unicomp irrevocably waives any right it may have to require that the Vendor claims or brings proceedings, or enforces any other right or security, against the Purchaser or any other person before claiming from Unicomp under this clause 7.

7.4 This guarantee is a continuing guarantee and shall remain in full force and effect so long as any of the Purchaser's Obligations has yet to be fully performed, discharged or satisfied.

7.5 Until all of the Purchaser's Obligations have been performed, discharged and satisfied, Unicomp shall not after a demand has been made by the Vendor pursuant to this guarantee:

7.5.1 exercise as against the Purchaser, in respect of any amount previously paid by Unicomp under this guarantee, any right of subrogation or any other right or remedy which Unicomp may have in respect of the same; or

7.5.2 receive, claim or have the benefit of any payment, distribution or security from the Purchaser or exercise any other right or remedy (including but not limited to any right of set-off) which Unicomp may have in respect of the same; or

7.5.3 prove in any liquidation of the Purchaser in competition with the Vendor for any sums owing to Unicomp by the Purchaser on any account whatever.

7.6 This guarantee shall be in addition to and shall not in any way merge with or prejudice or be prejudiced by any collateral or other security now or in future held by the Vendor as security.

7.7    The Vendor may make one or more demands pursuant to this guarantee.

8.     PENSIONS

8.1    The provisions of Schedule 5 shall apply.

9.     RESTRICTIVE AGREEMENT

9.1 For the purpose of assuring to the Purchaser the full benefit of the businesses and goodwill of the Company, the Vendor undertakes by way of further consideration for the obligations of the Purchaser under this


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agreement as separate and independent agreements that neither the Vendor nor any member of the Eurodis Group will:

9.1.1 at any time after Completion disclose to any person, or himself use for any purpose, and shall use his best endeavours to prevent the publication or disclosure of, any information concerning the business, accounts or finances of the Company or any of its clients' or customers' transactions or affairs of which he has knowledge;

9.1.2 for five years after Completion either on his own account or for any other person directly or indirectly solicit, interfere with or endeavour to entice away from the Company any person who to his knowledge is, or has during the past three years been, a client, customer or employee of, or in the habit of dealing with, the Company;

9.1.3 for five years after Completion, either alone or jointly with or as manager, agent for or employee of any person, directly or indirectly carry on or be engaged concerned or interested (except as the owner of securities dealt in on a stock exchange and not exceeding five per cent in nominal value of the securities of that class) in Northern Ireland in any business similar to any business carried on by the Company at the Completion Date provided that this restriction shall not prevent the Vendor nor any member of the Eurodis Group from being interested in the business of distributing electronic components within Northern Ireland.

9.2 In consideration of the undertaking given by the Vendor by the foregoing clause 9.1.3 the Purchaser and Unicomp undertake with the Vendor that for a period of five years after Completion neither it nor Unicomp nor any member of the Unicomp Group (including the Company) will either alone or jointly with any other party directly or indirectly carry on or be engaged concerned or interested in Northern Ireland in the business of distributing electronic components other than as part of its current business direct to end users.

9.3 Each of the Vendor the Purchaser and Unicomp acknowledge and agree that the duration extent and application of the restrictions contained in clauses 9.1 and 9.2 is no greater than is reasonable and necessary for the protection of the interests of each of them but that if such restrictions or any of them shall be adjudged by any court of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof was deleted and/or the period thereof was reduced, the restriction or restrictions (as the case may be) shall apply within the jurisdiction of that court with such modifications as may be necessary to make it or them valid and effective.

10.    VENDOR'S PROTECTION

10.1   The provisions of Schedule 6 shall apply.

11.    RESTRICTIVE TRADE PRACTICES ACT 1976

11.1 No provision of this agreement by virtue of which this agreement is subject to registration under the Restrictive Trade Practices Act 1976 shall take effect until the day after particulars of this agreement shall have been delivered to the Director General of Fair Trading pursuant to section 24 of the Restrictive Trade Practices Act 1976.

12.    GENERAL

12.1 The parties shall prepare an official press announcement in the Agreed Form to be issued at Completion and for the period of 28 days following Completion neither party shall make any announcement in respect of the subject matter of this agreement unless specifically agreed between the parties or it is an announcement required by law or the Stock Exchange or the Securities and Exchange Commission in the USA.

12.2 This agreement shall be binding upon each party's successors and assigns and personal representatives (as the case may be) but, except as expressly provided, none of the rights of the parties under this agreement or the Warranties may be assigned or transferred.

12.3 All expenses incurred by or on behalf of the parties, including all fees of agents, representatives, solicitors, accountants and actuaries employed by any of them in connection with the negotiation, preparation or execution of this agreement, shall be borne solely by the party who incurred the liability and the Company shall not have any liability in respect of them.

12.4 Time shall be of the essence of this agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may be substituted by agreement in writing between or on behalf of the Vendor and the Purchaser.

12.5 Any notice or other communication to be given under or in relation to this agreement ("Notice") shall be in writing and signed by or on behalf of the party giving it and may be served by leaving it at or sending it by facsimile transmission, prepaid recorded first class post or prepaid registered first class post to the address or facsimile number and marked for the attention of the person, in each case, set out in clause 12.5.1 (or as otherwise notified from time to time by Notice). Any Notice so served shall be deemed to have been received:

(a)    in the case of a delivery by hand, at the time of delivery; and

(b)    in the case of facsimile transmission, at the time of despatch; and

(c) in the case of prepaid recorded first class post or prepaid registered first class post within the United Kingdom, 48 hours from the date of posting; and

(d) in the case of prepaid recorded first class post or prepaid registered first class post (or the United States equivalent) between the United Kingdom and the United States (or vice versa) 10 Business Days from the date of posting.

Provided that if a Notice which is served by hand, given by facsimile transmission or delivered by post is or is deemed to be given on a day that is not a Business Day the Notice shall be deemed to be given on the next Business Day following that day and Provided further that if a Notice which is served by hand, delivered by post or given by facsimile transmission is or is deemed to be given after 5.30 p.m. on a Business Day the Notice shall be deemed to be given at 9.30 a.m. on the next Business Day following that day.

12.5.1 The addresses for the parties for the purposes of clause 12.5 are as follows:

VENDOR:

Address:   17 Birkheads Road

           Reigate

           Surrey    RH2 OAU


For the attention of:  The Company Secretary


Fax:       01737 223605

PURCHASER:
                                  Original to:-             Copy to:-
Address:                          c/o CMI Ltd               c/o Johns Elliot
                                  Hydepark House            Solicitors
                                  Mallusk Road              11 Lombard Street
                                  Newtownabbey              Belfast BT1 1RG
                                  Co. Antrim BT

For the attention of:             Ken Roulston              Maurice R Butler

Fax:                              01232 837706              01232 248236



UNICOMP:
Address:     1850 Parkway Place
             Suite 925
             Marietta
             Georgia 30067
             USA


For the attention of:  The Company Secretary

Fax:         001 770 4245558


12.5.2 In proving service it shall be sufficient to prove that the envelope containing the Notice was properly addressed and delivered either to the appropriate address or was posted as a first class prepaid recorded letter or a first class prepaid registered letter (or the United States equivalent where appropriate), or that the facsimile transmission was made and acknowledgement was obtained in person or by telephone of the receipt by the addressee of a legible copy of the Notice, as the case may be.

12.6 This agreement (together with any documents referred to in it) constitutes the whole agreement between the parties.

12.7 This agreement shall be governed by and construed in accordance with the laws of England. Each of the parties agrees that the courts of England shall have exclusive jurisdiction to settle any disputes arising in connection with this agreement. Unicomp hereby nominates David Sprecher care of Sprecher Greer Solicitors Hanover House 73-74 High Holborn London WC1 4LS as its agent for service of any notice of proceedings required to be served upon or given to it pursuant to this agreement or such other person within England as may be notified to the Vendor by Unicomp in accordance with clause 12.5.

12.8 This agreement shall insofar as the terms thereof remain to be performed or are capable of subsisting remain in full force and effect after and notwithstanding Completion.

12.9 This agreement may be executed in any number of separate counterparts but shall not be effective until each party has executed at least one counterpart.

12.10 This agreement may only be varied in writing signed by all the parties to it.

12.11 The parties shall do all such acts and things and execute all such documents as shall be necessary to give effect to their respective obligations under this agreement.

12.12 Without prejudice to clause 5.4 the obligations and liabilities of any party hereto shall not be prejudiced released or affected by any time or forbearance or indulgence release or compromise given or granted by any person to whom such obligations and liabilities are owed or by any other person to such party or any other party so obligated or liable nor by any other matter or circumstance which (but for this provision) would operate to prejudice release or affect any such obligations except an express written release by all the parties to whom the relevant obligations and liabilities are owed or due.

IN WITNESS whereof this agreement has been executed on behalf of the parties thereto


SIGNED by                        :
Director on behalf of
EURODIS ELECTRON PLC             :      /s/ R. S. Leigh
in the presence of:-
  /s/ Barry Davis                :
      110 Glencariff
      London EC4N 6AR            :

SIGNED by Stephen A Hafer        :
Director on behalf of
UNICOMP HOLDINGS (UK) LIMITED    :      /s/ S. A. Hafer
in the presence of:-
  /s/ Barry Davis                :
      110 Glencariff
      London EC4N 6AR            :
                                 :
SIGNED by Stephen A Hafer
Director on behalf of            :      /s/ S. A. Hafer
UNICOMP INC. in the presence
of:-                             :
  /s/ Barry Davis                :
      110 Glencariff
      London EC4N 6AR            :

                                     SCHEDULE 1
                               Details of the Company


The Company                        CEM Computers Limited
Company number:                    NI 14278
Date of incorporation:             8 May 1980
Share capital:

      Authorised                   49,500 'A' Ordinary Shares of L1 each
                                   and 500 'B' Ordinary Shares of L1 each

      Issued 1,100 'A' Ordinary Shares of L1 each and 500 'B' Ordinary Shares of L1 each

Members:                           CEM Holdings Limited 1099 'A' Ordinary
                                                        Shares and 500 'B'
                                                        Ordinary Shares
                                   Robert Spencer Leigh 1 'A' Ordinary Share and CEM Holdings
                                   Limited

Registered office:                  CEM House,  Victoria Business Park, West
                                    Bank Road, Belfast BT3 9JE

Directors:                          Bryan Keating
                                    Hugh Moore
                                    Alex Parke
                                    John Hall
                                    Gary Johnston
                                    Eurodis Electron PLC

Secretary:                          Barry Davis and Hugh Moore

                            SCHEDULE 2

                            Warranties

1.    ACCOUNTS

1.1   The Accounts

1.1.1 The Accounts were prepared in accordance with the historical cost convention; and the bases and policies of accounting adopted in preparing the Accounts are the same as those adopted in preparing the audited accounts of the Company in respect of the three last preceding accounting periods.

1.1.2 The Accounts:

(a) give a true and fair view of the assets and liabilities of the Company at the Last Accounts Date and its profits for the financial period ended on that date;

(b) comply with the requirements of the Companies Acts and other relevant statutes;

(c)   comply with all FRSs applicable to a United Kingdom company;

(d)   are not affected by any extraordinary, exceptional or non-recurring item;

(e)   properly reflect the financial position of the Company as at their date;

(f)   fully disclose all the assets of the Company as at their date;

(g) make full provision or reserve for or mention by way of note to the Accounts all liabilities and capital commitments of the Company outstanding at the Last Accounts Date, including contingent, unquantified or disputed liabilities;

(h) make provision or reserve, in accordance with the principles set out in the notes included in the Accounts, for all Taxation liable to be assessed on the Company or for which it may be accountable in respect of the period ended on the Last Accounts Date.

1.1.3 No amount included in the Accounts in respect of any asset, whether fixed or current, exceeds its purchase price or production cost (within the meaning of CA Sched 4) or (in the case of current assets) its net realisable value on the Last Accounts Date.

1.2   Valuation of stock-in-trade and work in progress

1.2.1 In the Accounts and in the accounts of the Company for the three preceding financial years the stock-in-trade and work in progress of the Company have been treated in accordance with SSAP 9.

1.2.2 In the Accounts all redundant, obsolete and slow-moving stock-in-trade has been written off or written down, as appropriate.

1.3   Depreciation of fixed assets

1.3.1 In the Accounts and in the accounts of the Company for the three preceding financial years, the fixed assets of the Company have been depreciated in accordance with SSAP 12.

1.4   Deferred taxation

1.4.1 Where provision for deferred taxation is not made in the Accounts, full details of the amounts of deferred taxation have been disclosed in the Disclosure Letter.

1.5   Accounting reference date

1.5.1 The accounting reference date of the Company for the purposes of CA s 224 is 31 May and there has not at any time been any other date.

1.6   Book debts

1.6.1 No part of the amounts included in the Accounts, or subsequently recorded in the books of the Company, as owing by any debtors is overdue by more than twelve weeks, or has been released on terms that any debtor pays less than the full book value of his debt or has been written off or has proved to any extent to be irrecoverable or is now regarded by the Company as irrecoverable in whole or in part.

1.6.2 The amounts due from debtors as at Completion (less the amount of any relevant provision or reserve, determined on the same basis as that applied in th Accounts and disclosed in the Disclosure Letter) will be recoverable in full in the ordinary course of business and in any event not later than twelve weeks after Completion; and none of those debts is subject to any counter-claim or set off, except to the extent of any such provision or reserve.

1.7   Books and records

1.7.1 All the accounts, books, ledgers, financial and other records, of whatsoever kind, of the Company;

(a)   are in its possession;

(b)   have been fully properly and accurately kept and completed;

(c)   do not contain any material inaccuracies or discrepancies;

(d) show a true and fair view of its trading transactions, and its financial, contractual and trading position.

1.8   Management Accounts

1.8.1 The Management Accounts of the Company prepared for the eight month period ended 31 January 1997 by the Company and not by the Company's Auditors subject to the normal limitations imposed by the nature of management accounts which have not been audited.

(a)   have been prepared in accordance with the normal practices of the Company

(b) give a reasonably fair view of the trading and financial position of the Company at that date.

(c) make reasonable provision for taxation on trading profits other than income and gains PAYE National Insurance VAT and Stamp Duty.

2.    Corporate matters

2.1   Directors and shadow directors

2.1.1 The only directors of the Company are the persons whose names are listed in relation to the Company in Schedule 1.

2.1.2 No person is a shadow director (within the meaning of CA s 741) of the Company but is not treated as one of its directors for all the purposes of that Act.

2.2   Subsidiaries, associations and branches

2.2.1 The Company:

(a) is not the holder or beneficial owner of nor has it agreed to acquire any share or loan capital of any company (whether incorporated in the United Kingdom or elsewhere);

(b) has not outside the United Kingdom any branch, agency or place of business, or any permanent establishment (as that expression is defined in the relevant double taxation relief order current at the date of this agreement).

2.3   Options over company capital

2.3.1 Except as required by this agreement, there are no agreements or arrangements in force which provide for the present or future issue, allotment or transfer of or grant to any person the right (whether conditional or otherwise) to call for the issue, allotment or transfer of any share or loan capital of the Company (including any option or right of pre-emption or conversion).

2.4   New issues of capital

2.4.1 No share or loan capital has been issued or allotted, or agreed to be issued or allotted, by the Company since the Last Accounts Date.

2.5   Commissions

2.5.1 No one is entitled to receive from the Company any finder's fee, brokerage or other commission in connection with the sale and purchase of the Shares under this agreement.

2.6   Memoranda and articles of association, statutory books and resolutions

2.6.1 The copy of the memorandum and articles of association of the Company attached to the Disclosure Letter is accurate and complete in all respects and has embodied in it or annexed to it a copy of every such resolution as is referred to in CA s 380.

2.6.2 The register of members and other statutory books of the Company have been properly kept and contain an accurate and complete record of the matters with which they should deal.

2.6.3 No notice or allegation that any of the foregoing is incorrect or should be rectified has been received.

2.6.4 Since the Last Accounts Date no alteration has been made to the memorandum or articles of association of the Company and no resolution of any kind of the shareholders of the Company has been passed (other than resolutions relating to routine business at annual general meetings).

2.7   Documents filed

2.7.1 All returns, particulars, resolutions and documents required by the Companies Acts or any other legislation to be filed with the Registrar of Companies, or any other authority, in respect of the Company have been duly filed and were correct; and due compliance has been made with all the provisions of the Companies Acts and other legal requirements in connection with the formation of the Company, the allotment or issue of shares, debentures and other securities, the payment of dividends and the conduct of its business.

2.7.2 All charges in favour of the Company have (if appropriate) been registered in accordance with the provisions of CA ss 395, 409, 410 and 424.

2.8      Possession of documents

2.8.1 All title deeds relating to the assets of the Company, and an executed copy of all agreements to which the Company is a party, and the original copies of all other documents which are owned by or which ought to be in the possession of the Company are in its possession.

2.9      Investigations

2.9.1 No investigations or enquiries by, or on behalf of, any governmental or other body in respect of the affairs of the Company are pending or taking place.

2.10    Information disclosed to purchaser correct

2.10.1 All information given by the Vendor, the Vendor's Solicitors or the Vendor's Accountants to the Purchaser, the Purchaser's Solicitors or the Purchaser's Accountants relating to the business, activities, affairs, or assets or liabilities of the Company was, when given, and is now accurate in all material respects.

2.10.2 There are no material facts or circumstances, in relation to the assets, business or financial condition of the Company, which have not been fully and fairly disclosed in writing to the Purchaser or the Purchaser's Solicitors.

3.       TAXATION

3.1      Administration

3.1.1 All returns, notifications, computations and payments in respect of periods ended 31 May 1995 which should have been made or given by the Company for any Taxation purpose were made or given within the requisite periods and are in all material respects up-to-date, correct and on a proper basis and none of them is or so far as the Vendor is aware is likely to be the subject of any material dispute with the Inland Revenue or other Taxation authorities.

3.1.2 The Company has not since the Last Accounts Date made an application for a clearance.

3.1.3 The Company has not, since the Last Accounts Date, taken any action which has had, or so far as the Vendor is aware will have, the result of altering or prejudicing any arrangement or agreement which it has previously negotiated with any Taxation authorities.

3.1.4 The Company has not, since the Last Accounts Date, paid or so far as the Vendor is aware become liable to pay any penalty or interest charged under TMA or any other statute relating to corporation tax or value added tax.

3.1.5 The Company has in the past six years properly operated the PAYE system, by deducting tax, as required by law, from all payments made or treated as made to its employees or former employees, and accounting to the Inland Revenue for all tax deducted by it and for all tax chargeable on benefits provided for its employees or former employees.

3.1.6 The Company has complied in all respects with the following sections, and all regulations made under them, and has made and accounted for all deductions and retentions which they specify or require:

(a)  ICTA s 43 (Non-residents);

(b) ICTA s 349 (Payments not out of profits or gains brought into charge to income tax and annual interest);

(c)  ICTA Pt XIII Chapter III (Entertainers and Sportsmen);

(d)  ICTA Pt XIII Chapter IV (Sub-contractors in the construction industry).

3.2      Taxation claims, liabilities and reliefs

3.2.1 The Disclosure Letter contains full details of all matters relating to Taxation in respect of which the Company (either alone or jointly with any other person) is, or at Completion will be, entitled:

(a)   to appeal against an assessment to or a determination affecting
      Taxation;

(b)   to apply for the postponement of Taxation;

(c)   to require the postponement or reduction of any allowance;

(d) to elect to treat any machinery or plant as a short-life asset within the provisions of CAA s 37 (Election for certain machinery or plant to be treated as short-life assets).

3.2.2 The Company has not made or is entitled to make a claim under TCGA s 24 (2) (Disposals where assets lost or destroyed, or become of negligible value), s 280 (Consideration payable by instalments) or Sched 4 (Deferred charges on gains before 31 March 1982).

3.2.3 The Company is not or so far as the Vendor is aware will not become liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or any amount corresponding to Taxation) in consequence of the failure by any other person to discharge that Taxation or amount within any specified period or otherwise, where the Taxation or amount relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) prior to Completion.

3.3      Distributions and deductibility of payments

3.3.1 No security (within the meaning of ICTA s 254(1) (Company distributions, tax credits etc: Interpretation)) issued by the Company and remaining in issue at the date of this agreement was issued in such circumstances that the interest payable on it, or any other payment in respect of it, falls to be treated as a distribution under ICTA s 209 (Meaning of 'distribution').

3.3.2 The Disclosure Letter contains details of rents interest annual payments or other sums of an income nature paid or payable by the Company in the year ended 31 May 1995 which are wholly or partially disallowable as deductions in computing profits or as charges against profits, for the purposes of corporation tax, by reason of ICTA s 74 (General rules as to deductions not allowable), s 125 (Annual payments for non-taxable consideration), s 338 (Allowance of charges on income and capital), s 770 (Sales etc at an undervalue or overvalue), ss 779 to 785 (Leased assets) or s 787 (Restriction of relief for payments of interest) or otherwise.

3.3.3 The Company has not received a capital distribution to which TCGA s 189 (Capital distribution of chargeable gains: recovery of tax from shareholder) could apply.

3.4      Share capital repayments etc.

3.4.1 The Company has not repaid, or agreed to repay or redeemed or agreed to redeem its share capital or capitalised or agreed to capitalise in the form of redeemable shares or debentures any profits or reserves of any class or description.

3.5      Group relief and group surrenders

3.5.1 The Company has not at any time in the last six years been a dual resident investing company within the meaning of ICTA s 404 (Limitation of group relief in relation to certain dual resident companies).

3.6      Capital allowances

3.6.1 All expenditure which the Company has incurred or may incur on the provision of machinery or plant as set out in Part II of the CAA has qualified (if not deductible as a trading expense of a trade carried on by the Company) for writing-down allowances under CAA s 24 (Writing-down allowances and balancing adjustments).

3.6.2 All capital allowances given to the Company in respect of capital expenditure incurred prior to the date of this agreement have been given in taxing its trade.

3.6.3 Since the Last Accounts Date, the Company has not done, or omitted to do, or entered into a legal obligation to do, or permitted to be done, any act as a result of which any disposal value may be brought into account under CAA s 24 (Writing-down allowances and balancing adjustments) or there may be any recovery of excess relief within CAA s 46 (Recovery of excess relief: new expenditure).

3.6.4 No election has been made by the Company under CAA s 53 (Expenditure incurred by equipment lessor) or s 55 (Expenditure incurred by incoming lessee: transfer of allowances) in relation to any fixtures.

3.7      Transactions not at arm's length

3.7.1 Since the Last Accounts Date the Company has not carried out or been engaged in any transaction or arrangement to which ICTA s 770 (Sale etc at an undervalue or overvalue) has been or may be applied.

3.7.2 The Company does not own nor has it entered into a legal obligation to acquire any asset, nor has received or agreed to receive any services or facilities (including without limitation the benefit of any licences or agreements), the consideration for the acquisition or provision of which was or will be in excess of its market value or determined otherwise than on an arm's length basis.

3.8      Base values and acquisition costs

3.8.1 If each of the capital assets of the Company acquired for L5,000 or more excluding VAT was disposed of at Completion for a consideration equal to its book value in, or adopted for the purpose of, the Last Accounts, no liability to corporation tax on chargeable gains or balancing charge under CAA (if each asset was treated as if used for the purpose of a separate trade) would arise; and, for the purpose of determining the liability to corporation tax on chargeable gains, there shall be disregarded reliefs and allowances available to the Company other than amounts deductible under TCGA s 38 (Acquisition and disposal costs etc) and section 53 TCGA (Indexation allowance).

3.8.2 The Company has not made an election under TCGA s 35 (Assets held on 31 March 1982 (including assets held on 6 April 1965)).

3.9      Tax avoidance

3.9.1 The Company has not since the Last Accounts Date engaged in or been a party to any scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance in whole or part of a Liability to Taxation; and, in particular but without limitation, the Company has not been a party to or otherwise involved in any transaction to which any of the following could apply:

(a) ICTA s 410 (Group relief: arrangements for transfer of company to another group or consortium); s 395 (Leasing contracts: and company reconstructions); and s 116 (Partnerships involving companies: arrangements for transferring relief);

(b) ICTA ss 729 or 730 (Tax avoidance: other transfers of securities), ss 731 to 735 inclusive (Purchase and sale of securities) or ss 736 or 737 (Miscellaneous provisions relating to securities);

(c) ICTA s 774 (Transactions between dealing company and associated company);

(d)     ICTA s 779 (Sale and lease-back:     limitation on tax reliefs);

(e)     ICTA s 781 (Assets leased to traders and others);

(f)     ICTA s 786 (Transactions associated with loans or credit);

(g)     TCGA s 29 (Value shifting: General provisions);

(h) TCGA s 106 (Disposal of shares and securities by company within prescribed period of acquisition).

3.9.2 The Company has not since the Last Accounts Date been a party to any transaction to which any of the following has been or could be applied other than transactions in respect of which all necessary consents or clearances have been obtained:

(a) ICTA ss 703 to 709 (Cancellation of tax advantages from certain transactions in securities);

(b)     ICTA s 765 (Migration etc of companies);

(c)     ICTA s 776 (Transactions in land: taxation of capital gains)

(d)     TCGA ss 135 to 138 (Company reconstructions and amalgamations).

(e) TCGA s 139 (Reconstruction or amalgamation involving transfer of business).

3.10    Depreciatory transactions

3.10.1 The Company has not entered into a transaction to which the provisions of TCGA s 30 (Tax-free benefits) are likely to apply to increase any chargeable gain

3.11 Unremittable income and capital gains

3.11.1 The Company has not either received or become entitled to any income which is 'unremittable income', within the meaning of ICTA s 584 (Relief for unremittable overseas income), or any gain to which TCGA s 279 (Foreign assets: delayed remittances) could apply.

3.12 Demergers and purchase of own shares

3.12.1 The Company has not been engaged in or been a party to any of the transactions set out in ICTA ss 213 to 218 (Demergers) or made or received a chargeable payment as defined s 214 (Chargeable payments connected with exempt distributions).

3.12.2 The Company has not at any time redeemed, repaid or purchased or agreed to redeem, repay or purchase, any of its own shares.

3.13 Transfer of overseas trade

3.13.1 The Company has not transferred a trade, carried on by it outside the United Kingdom through a branch or agency, to a company not resident in the United Kingdom in circumstances such that a chargeable gain may be deemed to arise at a date after such transfer under TCGA s 140 (Postponement of charge on transfer of assets to non-resident company).

3.14 Sale and lease-back of land

3.14.1 The Company has not since the Last Accounts Date entered into any transaction to which ICTA s 780 (Sale and lease-back: taxation of consideration received) has been or could be applied.

3.15 Stock dividends and deep discount securities

3.15.1 The Company has not issued any share capital to which ICTA s 249 (Stock dividends treated as income) or TCGA s 141 (Stock dividends: consideration for new holding) could apply, nor does the Company own any such share capital.

3.15.2 The Company has not in the last six years owned or issued any deep discount security within the meaning of ITCA Sched 4 (Deep discount securities).

3.16 Controlled foreign companies

3.16.1 No notice of the making of a direction under ICTA s 747 (Imputation of chargeable profits and creditable tax of controlled foreign companies) has been received by the Company and no circumstances exist so far as the Vendor is aware which would entitle the Inland Revenue to make a direction and to apportion any profits of a controlled foreign company to the Company under ICTA s 752 (Apportionment of chargeable profits and creditable tax).

3.17 Chargeable gains

3.17.1 The Company is not owed a debt (not being a debt on a security) upon the disposal or satisfaction of which a liability to corporation tax on chargeable gains will arise by reason of TCGA s 251 (Debts: General provisions).

3.17.2 No part of the consideration given by the Company for a new holding of shares (within the meaning of TCGA s 126 (Reorganisation or reduction of share capital: Application of sections 127 to 131)) will be disregarded by virtue of the proviso to s 128(2) (Consideration given or received by holder).

3.18 Acquisitions from group members

3.18.1 The execution or completion of this agreement will not result in any profit or gain being deemed to accrue to the Company for Taxation purposes, whether under TCGA s 178 (Company ceasing to be member of group: pre-appointed day cases) or s 179 (Company ceasing to be member of group: post-appointed day cases) or any other statutory Taxation provision.

3.19 Replacement of business assets

3.19.1 The Company has not made a claim under TCGA s 23 (Receipt of compensation and insurance money not treated as a disposal), s 152 (Replacement of business assets: Roll-over relief), s 153 (Assets only partly replaced), s 154 (New assets which are depreciating assets), s 175 (Replacement of business assets by members of a group) or s 247 (Roll-over relief on compulsory acquisition) which would affect the amount of the chargeable gain which would but for such claim have arisen on a disposal of any of its assets.

3.20 Gifts involving group companies

3.20.1 The Company has not owned and does not own shares in a company which has made a transfer to which TCGA s 125 (Shares in close company transferring assets at an undervalue) could apply; and the Company has not received any assets by way of gift as mentioned in TCGA s 282 (Recovery of tax from donee).

3.21 Gains accruing to non-resident companies

3.21.1 No gain has accrued in respect of which the Company may be liable to corporation tax on chargeable gains by virtue of TCGA s 13 (Attribution of gains to members of non-resident companies).

3.22 Value added tax

3.22.1 The Company:

(a) has duly registered and is a taxable person for the purposes of the Value Added Tax Act of 1994;

(b) has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to value added tax;

(c) maintains up-to-date records which are complete and correct in all material respects as required by the relevant legislation;

(d)    is not a member of a VAT group.

3.22.2 The Company:

(a) is not in arrears with any output tax payment or value added tax returns, and

(b) has not been required by the Commissioners of Customs and Excise to give security.

3.22.3 The Company has not within the past twelve months received a surcharge liability notice under VATA s 59 (The default surcharge).

3.22.4 The Company has not received a penalty liability notice under VATA s 64 (Repeated misdeclarations).

3.23 Inheritance tax

3.23.1 The Company has not at any time made a transfer of value (as defined in ITA s 3 (Transfers of Value)).

3.23.2 No Inland Revenue charge for unpaid inheritance tax (as provided by ITA ss 237 and 238 (Inland Revenue charge for unpaid tax)) over any asset of the Company, or in relation to any shares in the capital of the Company is outstanding.


3.23.3 No circumstances exist whereby any power mentioned in ITA s 212 (Powers to raise tax) could be exercised in relation to any shares, securities or other assets of the Company, or could be exercised but for ITA s 204(6) (Limitation of liability).

4.     FINANCE

4.1    Capital commitments

4.1.1 There were no capital commitments outstanding at the Last Accounts Date and since the Last Accounts Date the Company has not made or agreed to make any capital commitments, or incurred or agreed to incur any capital commitments or disposed of or realised any capital assets or any interest in capital assets in each case in excess of L20,000.

4.2    Dividends and distributions

4.2.1 Since the Last Accounts Date the Company has not, or is treated as having not, declared or paid any dividend or other distribution (as defined in ICTA Part VI Ch II as extended by ICTA s 418).

4.2.2 All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its articles of association and the applicable provisions of the Companies Acts.

4.3.  Bank and other borrowings

4.3.1 Subject to the Purchaser complying with Clause 4.3 this agreement the Company will have no indebtedness to Northern Bank Limited.

4.3.2 The Company has not outstanding, nor has it agreed to create or issue, any loan capital; nor has it factored any of its debts, or engaged in financing of a type which would not require to be shown or reflected in the Accounts, or borrowed any money which it has not repaid, save for borrowings not exceeding the amounts shown in the Last Accounts.

4.3.3 The Company has not since the Last Accounts Date repaid or become liable to repay any loan or indebtedness in advance of its stated maturity.

4.3.4 The Company has not received notice (whether formal or informal) from any lenders of money, requiring repayment or intimating the enforcement of any security; and there are no circumstances likely to give rise to any such notice.

4.4   Loans by and debts due to the Company

4.4.1 The Company has not lent any money which has not been repaid to it, nor owns the benefit of any debt (whether or not due for payment), other than debts which have arisen in the ordinary course of its business.

4.4.2 The Company has not made any loan or quasi-loan contrary to the Companies Acts.

4.5   Liabilities

4.5.1 There are no liabilities (including contingent liabilities) of the Company which are outstanding other than those liabilities disclosed in the Accounts or incurred in the ordinary and proper course of trading since the Last Accounts Date.

4.5.2 As far as the Vendor is aware, there has been no exercise, purported exercise or claim for any charge, lien, encumbrance or equity over any of the fixed assets of the Company; and there is no dispute directly or indirectly relating to any of its fixed assets.

4.5.3 The Company has not been the tenant of, or a guarantor in respect of, any leasehold property other than the Properties.

4.6   Bank accounts

4.6.1 An accurate statement of the balances on the bank accounts of the Company has been supplied to the Purchaser.

4.7   Government grants

4.7.1 Full details of all grants, subsidies or financial assistance applied for or received by the Company from any governmental department or agency or any local or other authority are set out in the Disclosure Letter.

4.7.2 The Company has not done or omitted to do any act or thing which could result in all or any part of any investment grant, employment subsidy or other similar payment made, or due to be made, to it becoming repayable or being forfeited or withheld in whole or in part.

5.    Trading

5.1   Changes since Last Accounts Date

5.1.1 Since the Last Accounts Date:

(a) the business of the Company has been continued in the ordinary and normal course;

(b) the Management Accounts give a reasonably fair view of the turnover of the Company;

(c) so far as the Vendor is aware the Company has not done or omitted to do anything which has materially prejudiced its goodwill;

(d) so far as the Vendor is aware no part of the business of the Company has been materially affected by any abnormal factor not affecting similar businesses to a like extent;

(e) the Company has paid its creditors in accordance with their respective credit terms; and there are no amounts owing by the Company which have been due for more than six weeks.

5.1.2 Except as disclosed in the Management Accounts the trading prospects of the Company have not been adversely affected as a result of any event or circumstance arising since the Last Accounts Date.

5.2   Vendor's other interests and liabilities to group companies

5.2.1 The Vendor does not have any rights or interests, directly or indirectly, in any business other than that now carried on by the Company in Northern Ireland which are or are likely to be or become competitive with the businesses of the Company, save as registered holder or beneficial owner of any class of securities of any company which is listed, dealt in or traded on the Stock Exchange and in respect of which a Vendor holds and is beneficially interested in less than 5 per cent of any single class of the securities in that company.

5.2.2 Subject to the compliance of the Vendor with Clause 4.4 of this agreement there is no outstanding indebtedness of the Vendor to the Company other that the relation to software development.

5.3 Effect of sales of shares.

5.3.1 So far as the Vendor is aware the Completion of the sale of the Shares will not have any material affect upon the continuation of normal trading with the suppliers to and customers of the Company nor will the Company be likely to lose the benefit of any right or privilege which it enjoys and nor will any officer or senior employee of the Company be likely to leave.

5.3.2 So fare as the Vendor is aware compliance with the terms of this agreement does not and will not:

(a) conflict with, or result in the breach of, or constitute a default under any agreement or document to which the Company is a party, or any provisions of the memorandum or articles of association of the Company or any encumbrance, lease, contract, order, judgment, award, injunction, regulation or other restriction or obligation of any kind by which or to which any asset of the Company is bound or subject;

(b) relieve any person from any obligation to the Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any right, whether under an agreement with or otherwise in respect of the Company;

(c) result in the creation, imposition, crystallisation or enforcement of any encumbrance on any of the assets of the Company;

(d) result in any present or future indebtedness of the Company becoming due and payable or capable of being declared due and payable prior to its stated maturity.

5.4 Conduct of businesses in accordance with memoranda and articles of association

5.4.1 The Company has at all times carried on business and conducted its affairs in accordance with its memorandum and articles of association for the time being in force and any other documents to which it is or has been a party.

5.4.2 The Company is empowered and duly qualified to carry on business in all jurisdictions in which it carries on business.

5.5   Joint ventures and partnership

5.5.1 The Company is not nor has it agreed not to become a member of any joint venture, consortium, partnership or other unincorporated association; and the Company is not nor has it agreed not to become a party to any agreement or arrangement for sharing commissions or other income.

5.6   Agreements relating to the management and business

5.6.1 There are no material agreements, arrangements or understandings between the Company and any person who is a shareholder or the beneficial owner of any interest in it, or in any company in which the Company is interested, or any Associate of any such person, relating to the management of the Company's business, or the appointment or removal of directors of the Company, or the ownership or transfer of ownership or the letting of any of the assets of the Company, or the provision, supply or purchase of finance, goods, services or other facilities to, by or from the Company, or in any other respect relating to its affairs.

5.7   Agency agreements and agreements restricting business

5.7.1 The Company is not a party to any material agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement, or any restrictive trading or other agreement or arrangement pursuant to which any part of its business is carried on, or which in any way restricts its freedom to carry on the whole or any part of its business in the United Kingdom or elsewhere in such manner as it thinks fit.

5.7.2 The Company is not bound by any undertaking of assurances given to any court or governmental agency.

5.8   Unfair trade and restrictive practices

5.8.1 So far as the Vendor is aware the Company has not committed or omitted to do any act or thing which could give rise to any fine or penalty; and the Company is not or has not been a party to any agreement, practice or arrangement which:

(a)   contravenes the Trade Descriptions Act 1968;

(b) would or might result in a reference of a consumer trade practice, within the meaning of the Fair Trading Act 1973 s 13, or be liable to reference to the Consumer Protection Advisory Committee under Part II of the said Act;

(c)   contravenes the provisions of the Consumer Credit Act 1974;

(d) contravenes or is invalidated (in whole or in part) by or is subject to registration under the Restrictive Trade Practices Acts 1976 and 1977;

(e)   contravenes any provisions of the Treaty of Rome;

(f) contravenes any other anti-trust, anti-monopoly or anti-cartel legislation or regulations.

5.8.2 The Company has not so far as the Vendor is aware engaged in any anti-competitive practice as defined in the Competition Act 1980.

5.9  Litigation, disputes and winding up

5.9.1 The Company is not engaged in any litigation or arbitration proceedings as plaintiff or defendant; as far as the Vendor is aware there are no proceedings pending or threatened either by or against the Company; and the Vendor is not aware of any facts or circumstances which would reasonably lead the Vendor to believe that any such proceedings were pending or threatened.

5.9.2 So far as the Vendor is aware there is no dispute with any revenue or other official, department in the United Kingdom or elsewhere, in relation to the affairs of the Company and the Vendor is not aware of any facts or circumstances which would reasonably lead the Vendor to believe that any such disputes were pending or threatened.

5.9.3 The Company has not been notified of any claim against it by an employee or workman or third party, in respect of any accident or injury, which is not fully covered by insurance nor is the Vendor aware of any facts or circumstances which would reasonably lead the Vendor to believe that any such claims were pending or threatened.

5.9.4 No order has been made or petition presented or resolution passed for the winding up of the Company; no distress, execution or other process has been levied in respect of the Company which remains undischarged; and there is no unfulfilled or unsatisfied judgment or court order outstanding against the Company.

5.10 Compliance with statutes

5.10.1 So far as the Vendor is aware the Company and each of its officers, or agents (during the course of their duties in relation to it) has not committed or omitted to do any act or thing the commission or omission of which is or could be in contravention of any act, order, regulation or the like (whether of the United Kingdom or elsewhere) giving rise to any fine, penalty, default proceedings or other liability on its part.

5.10.2 The Company has conducted and is conducting its business in accordance with all applicable laws and regulations whether of the United Kingdom or elsewhere.

5.10.3 The Company does not carry on (nor has, at any time when not an authorised person under Chapter III, Financial Services Act 1986, carried on) investment business in the United Kingdom within the meaning of Financial Services Act 1986, s 1.

5.11  Data protection

5.11.1 So far as the Vendor is aware the Company has duly complied with all relevant requirements of the Data Protection Act 1984 including:

(a)  the data protection principles established in that Act;

(b)  requests from data subjects for access to data held by it;

(c)  the requirements relating to the registration of data users.

5.11.2 The Company has not received a notice or allegation from either the data protection registrar or a data subject alleging non-compliance with the data protection principles or prohibiting the transfer of data to a place outside the United Kingdom.

5.11.3 No individual has claimed or will have the right to claim compensation from the Company under that Act for loss or unauthorised disclosure of data.

5.12  Documents stamped

5.12.1 All documents in the enforcement of which the Company may be interested and which attract stamp duty have been duly stamped within the requisite period for stamping.

5.13  Business names

5.13.1 The Company does not use a name for any purpose other than its full corporate name.

5.14  Transactions involving directors

5.14.1 The Company has not been a party to any transaction to which any of the provisions of CA s 320 or s 330 apply.

5.15  Powers of attorney and authority

5.15.1  No power of attorney given by the Company is in force.

5.15.2 No authorities (express or implied) by which any person may enter into any contract or commitment to do anything on behalf of the Company are outstanding.

5.16  Licences and consents

5.16.1 So far as the Vendor is aware the Company has obtained all necessary licences and consents for the proper carrying on of its business and all material licences and consents are valid and subsisting.


5.16.2 As far as the Vendor is aware the Company is not in material breach of any of the terms or conditions of any of the licences or consents; nor is the Vendor aware of any factors that might in any way prejudice the continuation or renewal of any of them.

5.17  Subsisting contracts

5.17.1 The Disclosure Letter contains all material subsisting contracts, whether written or oral, to which the Company is a party.

5.17.2 As far as the Vendor is aware the Company is not a party to any contract, transaction, arrangement or liability which:

(a) is outside the ordinary and proper course of business or is of a nature or magnitude which when contrasted which the norm for the Company contains unusual or abnormal terms of a material nature which ought reasonably to be made known to an intending purchaser of the Shares;

(b)  is for a fixed term of more than six months;

(c) is incapable of termination by it in accordance with its terms on sixty days' notice or less;

(d)  involves an aggregate outstanding expenditure by it of more than L20,000;

(e) involves or is likely to involve the supply of goods the aggregate sales value of which will represent in excess of 10 per cent of its turnover for the preceding financial year; or

(f) is a contract for hire or rent, hire purchase or purchase by way of credit sale or periodical payment.

5.18  Defaults by the Company

5.18.1 As far as the Vendor is aware the Company is not nor is it about to be:

(a) in default in any material respect under any agreement, obligation or arrangement to which it is a party or in respect of any other obligations or restrictions binding upon it;

(b) in default under any obligations existing by reason of membership of any association or body;

(c) liable in respect of any representation or warranty (whether express or implied) or any matter giving rise to a duty of care on its part.

5.18.2 As far as the Vendor is aware no claim of default under any agreement, obligation or arrangement has been made and is outstanding against the Company; and the Vendor is not aware of any facts or circumstances which would reasonably cause it to believe that any material right, benefit or entitlement may be prematurely terminated by any other party or the terms of any agreement, obligation or arrangement may be materially worsened.

5.19  Other party's defaults

5.19.1 As far as the Vendor is aware no party to any agreement or arrangement with or under an obligation to the Company is in default under it, being a default which would be material in the context of the Company's financial or trading position.

5.20  Outstanding offers

5.20.1 No offer or tender or the like is outstanding which may be converted into an obligation of the Company exceeding L20,000 by acceptance or other act of some other person.

5.21  Defective products

5.21.1 So far as the Vendor is aware except as covered by insurance or by the responsibility of manufacturers or suppliers to it the Company has not sold or supplied products which are or were or will become in any material respect faulty or defective or which do not comply in any material respect with any warranties or representations expressly or impliedly made by it or with all applicable regulations, standards and requirements.

5.22  Service liabilities

5.22.1 The Company is not subject to any liability or obligation (except as implied by law) to service, repair, maintain, take back or otherwise do or not do anything in respect of any goods that have been or are delivered by it.

5.23  Purchases and sales from or to one party

5.23.1 Neither more than 25 per cent of the aggregate amount of all the purchases, nor more than 25 percent of the aggregate amount of all the sales, of the Company are obtained or made from or to the same supplier or customer (including any person in any way connected with such supplier or customer) nor is any material source of supply to the Company, or any material outlet for the sales of the Company, in jeopardy or likely to be in jeopardy.

5.24  Guarantees and indemnities

5.24.1 No guarantee, or agreement for indemnity or for suretyship, given by or for the accommodation of, the Company is outstanding.

5.25  Insider contracts

5.25.1 No contract or arrangement to which the Company is a party and in which any Vendor or any director of the Company is or has been interested, whether directly or indirectly, is outstanding or was outstanding during the past three years.

5.25.2 The Company is not a party to, and its profits or financial position during the past three years have not been affected by, any contract or arrangement which is not of an entirely arm's length nature.

5.26  Management reports

5.26.1 There have been no reports, concerning the Company, by financial or management consultants during the past three years.

6.  EMPLOYMENT

6.1  Employees and terms of employment

6.1.1 Particulars of the identities, dates of commencement of employment, or appointment to office, and standard terms and conditions of employment of all the employees and officers of the Company, including without limitation profit sharing, commission or discretionary bonus arrangements, are fully and accurately set out in the Disclosure Letter.

6.1.2 There are no agreements or arrangements (whether or not legally binding) between the Company and any trade union or other body representing employees.

6.1.3 No contract of service exists between the Company and a director or employee in relation to which any relevant requirements of CA s 319 have not been fulfilled.

6.2  Bonus schemes

6.2.1 There are no schemes in operation under which any employee of the Company is entitled to a commission or remuneration, calculated by reference to the whole or part of the turnover, profits or sales of the Company.

6.2.2 The Company has registered a profit-related pay scheme under ICTA Part V Chapter III and the scheme has at all times since commencement been operated in accordance with the rules of the scheme and any alteration in its terms has been notified to the Board of the Inland Revenue and it has at no time been deregistered and that based upon the Company's profits to 31 January 1997 there has not been an overdistribution of the PRP pool to participating employees.

6.3  Changes in remuneration

6.3.1 During the period to which the Accounts relate and since the Last Accounts Date or (where employment or holding of office commenced after the beginning of such period) since the commencing date of the employment or holding of office:

(a) no change has been made in the rate of remuneration, emoluments or pension benefits, of any officer, ex-officer or senior executive of the Company (a senior executive being a person in receipt of remuneration in excess of L30,000 per annum);

(b) no change has been made in any other terms of employment of any officer or senior executive.

6.3.2 The Company is not bound or accustomed to pay any moneys other than in respect of remuneration or pension benefits to or for the benefit of any officer or employee of the Company.

6.3.3 No negotiations for any increase in the remuneration or benefits of any officer or employee of the Company are current.

6.4  Termination of contracts of employment

6.4.1 All subsisting contracts of service to which the Company is a party are determinable at any time on three months' notice or less without compensation (other than compensation in accordance with the Employment Rights Act 1996).

6.4.2 No executive of the Company, who is in receipt of remuneration in excess of L30,000 per annum, and no officer of the Company has given or received notice terminating his employment, except as expressly contemplated in this agreement, and no such executive or officer will be entitled to give such notice as a result of this agreement.

6.5  Industrial disputes and negotiations

6.5.1 Neither the Company nor any of its employees is involved in any industrial dispute, and there are no facts known or which would on reasonable enquiry be known to the Company or its directors or to the Vendors which might suggest that there may be any industrial dispute involving the Company or that this agreement may lead to any such industrial dispute.

6.6  Industrial agreements

6.6.1 The Company has not entered into any recognition agreement with a trade union.

6.7  Redundancies

6.7.1 No employee will be entitled pursuant to his contract of employment to treat himself as having been made redundant and to receive a redundancy payment as a result of the sale of the Shares to the Purchaser.

6.8  Pensions

6.8.1 Apart from the pension scheme referred to in Schedule 5 ('the Scheme') the Company is not under any legal or moral liability or obligation or a party to any ex-gratia arrangement or promise to pay pensions, gratuities, superannuation allowances or the like, or otherwise to provide 'relevant benefits' within the meaning of ICTA s 612 to or for any of its past or present officers or employees or their dependants; and there are no retirement benefit, or pension or death benefit, or similar schemes or arrangements in relation to or binding on the Company or to which the Company contributes.

6.8.2 Full particulars of the Scheme are contained in or annexed to the Disclosure Letter including without limitation true copies of the trust deeds and latest actuarial report and full and accurate details of the assets, funding arrangements and current membership.

6.8.3 The Scheme is an exempt approved scheme within the meaning of ICTA s 592 and there is no reason why approval may be withdrawn.

7.  ASSETS

7.1  Ownership of assets

7.1.1 The Company owned at the Last Accounts Date and had good and marketable title to all the assets included in the Accounts and (except for current assets subsequently sold or realised in the ordinary course of business) still own and have good and marketable title to all assets included in the Accounts (excluding the Properties) and to all assets acquired since the Last Accounts Date.

7.1.2 The Company has not created or granted or agreed to create or grant any security interest or other encumbrance in respect of any of the fixed assets included in the Accounts (excluding the Properties) or acquired or agreed to be acquired since the Last Accounts Date, otherwise than in the ordinary course of its business.

7.1.3 Except as disclosed in the Accounts, none of the property, assets, undertaking, goodwill or uncalled capital of the Company (excluding the Property) is subject to, nor has the Company agreed to grant, any option, charge, lien or encumbrance, or right of pre-emption.

7.2  Assets sufficient for the business

7.2.1 The assets owned by the Company together with assets held under the hire purchase, leasing or rental agreements listed in the Disclosure Letter comprise all assets necessary for the continuation of its business as now carried on.

7.3  Stocks and work in progress

7.3.1 The stock of raw materials, packaging materials and finished goods now held are in the reasonable opinion of the Vendor adequate in relation to the current trading requirements of the businesses of the Company and in good condition.

7.3.2 In the reasonable opinion of the Vendor the stock-in-trade of the Company is in good condition and is capable of being sold by it in the ordinary course of its business in accordance with its current price list without rebate or allowance to a purchaser outside the ordinary course of business.

7.4  Insurance

7.4.1 All the stock-in-trade and the assets and undertakings of the Company of an insurable nature (excluding the Properties) are, and have at all material times been, insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same business as that carried on by it.

7.4.2 The Company is now and has at all material times been adequately covered as advised by its brokers against accident, damage, injury, third party loss (including product liability), loss of profits and other risks normally insured against by persons carrying on the same business.

7.4.3 All insurance is currently in full force and effect, and so far as the Vendor is aware nothing has been done or omitted to be done which could make any policy of insurance void or voidable or which is likely to result in an increase in premium.

7.4.4 None of the policies is subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate.

7.4.5  No claim is outstanding under any of the policies.

7.5  Leased assets

7.5.1 So far as the Vendor is aware no circumstance has arisen or is likely to arise in relation to any asset held by the Company under a lease or similar agreement whereby the rental payable has been or is likely to be increased.

7.6   Plant in working order

7.6.1 The plant, machinery, vehicles and other equipment used in connection with the business of the Company:

(a) are in a good and safe state of repair and condition and satisfactory working order and have been regularly and properly maintained;

(b)   are not to any extent surplus to requirements;

(c) are in its possession and control, and are its absolute property, save for those items the subject of the hire purchase, leasing or rental agreements listed in the Disclosure Letter, or in respect of which the outstanding payments do not exceed L2,500;

(d) are all capable of doing the work for which they were designed or purchased.

7.6.2 Maintenance contracts are in full force and effect in respect of all assets of the Company which it is normal or prudent to have maintained by independent or specialist contractors and in respect of all assets which the Company is obliged to maintain or repair under any leasing or similar agreement; and all those assets have been regularly maintained to a good technical standard and in accordance with safety regulations usually observed in relation to assets of that description and in accordance with the terms and conditions of any applicable leasing or similar agreement.

7.7   Industrial property rights and trade secrets

7.7.1 All Industrial Property Rights owned or used by the Company which are material to its business are so far as the Vendor is aware in full force and effect and are vested in or properly granted to the Company.

7.7.2 There are no registered trade marks in the name of the Company as at the date of this Agreement.

7.7.3 So far as the Vendor is aware no right or licence has been granted to any person by the Company to use in any manner or to do anything which would or might otherwise infringe any of the Industrial Property Rights referred to above; and the Vendor has not received notification that any act has been done or omission permitted by the Company whereby they or any of them have ceased or might cease to be valid and enforceable.

7.7.4 So far as the Vendor is aware, the Company is not in breach of any licence granted to it in respect of any Industrial Property Rights which is material to the Company's business.

7.7.5 So far as the Vendor is aware nothing has been done or omitted by the Company which would enable any licensee under a licence granted by the Company to terminate it or which in any way constitutes a material breach of the terms of any licence giving rise to a right of termination.

8. THE PROPERTIES

8.1   Title

8.1.1 The Properties comprise all the properties owned, occupied or otherwise used in connection with its business by the Company.

8.1.2 Those of the Properties which are occupied or otherwise used by the Company in connection with its business are occupied or used by right of ownership or under lease or licence, the terms of which permit the occupation or use.

8.1.3  The Company is the legal and beneficial owner of the Properties.

8.1.4 The information contained in Schedule 4 as to the tenure of each of the Properties, and the principal terms of the leases or licenses held by the Company, is accurate.

8.1.5  The Company has a good and marketable title to each of the Properties.

8.2    Encumbrances

8.2.1 To the best of the Vendors knowledge and belief the Properties are free from any mortgage, debenture, charge, rent-charge, lien or any other encumbrance securing the repayment of monies or other obligation or liability of the Company or any other person.

8.2.2 To the best of the Vendors knowledge and belief the Properties are not subject to any outgoings other than business rates, water rates and insurance premiums and in the case of leasehold properties rent and service charges.

8.2.3 To the best of the Vendors knowledge and belief the Properties are not subject to any restrictive covenants, stipulations, easements, profits a prendre, wayleaves, licences, grants, restrictions, overriding interests or other similar rights vested in third parties save for any appearing in the Leases and licence referred to in Schedule 4.

8.2.4 Where any of the matters referred to in clauses 8.2.1, 8.2.2 and 8.2.3 have been disclosed in the Disclosure Letter, the obligations and liabilities imposed and arising under them have been fully observed and performed and any payments in respect of them due and payable have been duly paid.

8.2.5 The Properties are not subject to any option, right of pre-emption or right of first refusal.

8.3    Planning matters

8.3.1 So far as the Vendor is aware the Properties and the use of the Properties do not infringe any of the requirements of the Planning Acts and no notices have been received by the Company in relation to any such infringements.

8.4    Statutory obligations

8.4.1 The Vendor is not aware of any failure by the Company to comply with all applicable statutory and by-law requirements with respect to the Properties nor is it aware of any circumstances which would reasonably lead it to conclude that there was any such failure.

8.4.2 The Vendor is not aware of any outstanding and unobserved or unperformed obligation with respect to the Properties necessary to comply with the requirements of any competent authority exercising statutory or delegated powers nor is it aware of any circumstances which would reasonably lead it to conclude that there was any such non observance or non performance.

8.5    Adverse orders

8.5.1 As far as the Vendor is aware there are no compulsory purchase notices, orders or resolutions affecting any of the Properties.

8.5.2 As far as the Vendor is aware there are no closing, demolition or clearance orders, enforcement notices or stop notices affecting the Properties.

8.6    Leasehold properties

8.6.1 The Company has paid the rent and the last demand (or receipts for rent if issued) were unqualified, and all the leases are valid and in full force.

8.7    Tenancies

8.7.1  The Properties are not subject to any tenancies.

                                SCHEDULE 3
                                 Tax Deed

Date:                19

Parties:

1. "The Covenantor": Eurodis Electron PLC (registered no 1723922) whose registered office is at 17 Birkheads Road Reigate Surrey RH2 OAU.

2. "The Company": CEM Computers Limited (registered no NI 14278) whose registered office is at CEM House Victoria Business Park West Bank Road Belfast Harbour Estate Belfast BT3 9JE.

3. "The Purchaser": Unicomp Holdings (UK) Limited (registered no. 2777955) whose registered office is at Acre House 1115 William Road London NW1 3ER


Recital:

This deed is entered into pursuant to an agreement made between the Covenantor (1) and Unicomp Holdings (UK) Limited ("the Purchaser")
(2) relating to the sale of all the ordinary share capital of the Company ('the Agreement').

Operative provisions:

1  DEFINITIONS

In this deed:

1.1 Words and expressions defined in the Agreement shall, except where otherwise provided or expressly defined below, have the same meaning in this deed.

1.2 "TAXATION" means all forms of taxation, duties, imposts and levies whatsoever and whenever imposed and whether of the United Kingdom or elsewhere, and without prejudice to the generality of that expression includes:

1.2.1 income tax, corporation tax, capital gains tax, inheritance tax, stamp duty, stamp duty reserve tax, value added tax, customs and other import duties and national insurance contributions, and any other taxes, duties or levies supplementing or replacing any of the above but excluding rates;

1.2.2 all costs, charges, interest, fines, penalties and expenses incidental, or relating, to any Liability to Taxation except to the extent that the same arises by reason of any failure or delay on the part of the Purchaser or the Company in paying over to the relevant tax authority or body any payment made pursuant to this deed by the Covenantor.

1.3 "RELIEF" includes any relief, allowance, exemption, set-off or deduction in computing or against profits, income or gains of any description or from any source, or credit against Taxation and including (without limitation) the non-deductibility in whole or part in computing the Company's profits of any bonus payments referred to in clause 3.2 of the Agreement.

1.4 "LIABILITY TO TAXATION" means any liability or increased liability to make a payment in respect of Taxation or a loss of a right to repayment of Taxation which has been shown in the Accounts as an asset but does not include:

1.4.1 the loss, counteracting or clawing back of any Relief which would otherwise have been available to the Company;

1.4.2 the nullifying, cancellation or set-off of a right to repayment of Taxation which would otherwise have been available to the Company; provided however that if such loss, counteracting or clawing back of any such Relief as is referred to in clause 1.4.1 or the nullifying, cancellation or set-off of a right to repayment of Taxation as is referred to in clause 1.4.2 results in the Company thereby suffering a liability to make an actual payment in respect of Taxation, that liability shall itself be a 'Liability to Taxation' for the purposes of this deed but subject to any other provision in this deed.

1.5 "CLAIM FOR TAXATION" includes any notice, demand, assessment, letter or other document issued, by or on behalf of the Inland Revenue or Customs and Excise authorities or any other statutory or governmental authority or body whatsoever in any part of the world, whereby it appears that the Company is or may be subject to a Liability to Taxation (whether or not it is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement).

1.6 "FINAL DETERMINATION" means in relation to a Claim for Taxation where there is an appeal against that assessment:

1.6.1 an agreement under TMA s 54 or any legislative provision corresponding to that section; or

1.6.2 a decision of a court or tribunal from which either no appeal lies, or in respect of which no appeal is made within the prescribed time limit.

2.  COVENANT TO PAY

2.1 Subject as provided below, the Covenantor covenants with the Purchaser to pay to the Purchaser an amount equal to:

2.1.1 any Liability to Taxation of the Company; and

2.1.2 the reasonable costs properly incurred by the Company in relation to any demands, actions, proceedings and claims in respect of Liabilities to Taxation or Claims for Taxation which give rise to a payment under this deed by the Covenantor.

2.2 The Covenant to Pay in clause 2.1 shall apply only where the Liability to
Taxation:

2.2.1 is made in respect of or in consequence of any acts, omissions or transactions of the Company or of the Covenantor occurring or entered into on or before the date of this deed; or

2.2.2 results from or is calculated by reference to any actual or deemed income, profits or gains earned, received or accrued, or deemed to have been earned, received or accrued by the Company, on or before that date; or

2.2.3 results from any dividend or distribution paid or made, or deemed to have been paid or made, before that date.

3. [SPARE CLAUSE NUMBER NOT USED]



4. EXCLUSIONS

4.1 Without prejudice to any other provision a Liability to Taxation shall not be a Liability to Taxation for the purposes of this deed and accordingly the covenant to pay in clause 2.1 shall not apply:

4.1.1 to the extent that provision or reserve (including any deferred Taxation reserve) was made in the Accounts or the Management Accounts or was specifically referred to in the notes to those Accounts or to the extent that payment or discharge of such Taxation was taken into account in such Accounts;

4.1.2 to a Liability to Taxation for which the Company is or may become liable as a result of a transaction act or activity in the ordinary course of its business after the Last Accounts Date;

4.1.3 to the extent that the Liability arises as a result only of the appropriate provision or reserve in the Accounts or Management Accounts being insufficient by reason of any increase in rates of Taxation made after the date of the Agreement;

4.1.4 to a Liability to Taxation which would not have arisen but for a voluntary act or transaction carried out by the Company or the Purchaser or any person connected with either of them within the meaning of section 839 ICTA after the date of this deed otherwise than in the ordinary course of business as carried on before Completion or which would not have arisen but for any omission by the Company or the Purchaser or any person connected with either of them within the meaning of section 839 ICTA;

4.1.5 to the extent that the subject matter of such Liability has already been satisfied pursuant to a claim being made under the Warranties or other obligations contained in the Agreement or by a previous claim under this deed;

4.1.6 to the extent that the Liability has already been made good or otherwise compensated for at no expense to the Purchaser or the Company;

4.1.7 to the extent that such Liability would not have arisen or could reasonably have been expected to be reduced or mitigated as a consequence of any act or omission which it would have been reasonable for the Purchaser and/or the Company to undertake at any time after Completion;

4.1.8 to the extent that such Liability arises or is increased as a consequence of any legislation or administrative practice (whether in the United Kingdom or elsewhere) not in force at the date of the Agreement or any change in legislation or administrative practice (whether in the United Kingdom or elsewhere) made after the date of the Agreement or any decision of the courts altering the accepted interpretation of any legislation as at the date of the Agreement or any practice followed or concession issued by any Taxation authority after the date of the Agreement;

4.1.9 to the extent that such Liability arises or is increased as a result of a change made after Completion in the accounting reference date of the Company or as a result of any accounting policy or practice of the Company introduced after Completion;

4.1.10 if and to the extent that such Liability arises or is increased as a result of the Purchaser being in breach of its obligation under clause 6 of this deed and such breach is incapable of remedy or is unremedied 14 days after the Covenantor shall have given notice to the Purchaser requiring such breach to be remedied;

4.1.11 to the extent that it arises or is increased as a consequence of any claim election revocation surrender or disclaimer made or omitted to be made or notice or consent given or omitted to be given by the Purchaser or the Company or any person connected with either of them within the meaning of section 839 ICTA after the date of this deed providing always that in relation to years ending before 1 June 1997 those claims have been notified by the Covenantor to the Company within the statutory time limits

4.1.12 to the extent that such Liability arises or is increased as a consequence of any act or omission occurring (whether before or after the date of this deed) at the written request or with the written approval of the Purchaser or any person connected with it (within the meaning of Section 839 ICTA) or as a consequence of anything required to be done or not to be done under the terms of this deed or the agreement in each case whether before or after the date of this deed or

4.1.13 to the extent that such Liability relates to the operation by the Company of its PRP Scheme and would not have arisen had the Company continued to carry on its business after the date of this deed and in the same way as before such date or if the Company had made profits for the year to 31 May 1997 which it had reasonably anticipated that it would make.

4.2 Without prejudice to clause 4.1 the Covenantor shall not be liable to make any payment to the Purchaser to the extent that such liability is excluded or limited by any of the following provisions.

4.2.1 The liability of the Covenantor in relation to this deed shall cease on the sixth anniversary of the date of this deed save as regards any alleged specific breach of which notice in writing (containing details of the event or circumstance giving rise to the breach, the basis upon which the Purchaser is making a claim against the Covenantor and the total amount of liability which results) has been given to the Covenantor prior to that anniversary and the liability of the Covenantor shall absolutely cease if proceedings in respect of such notice shall not have commenced within twelve months of service of such notice.

4.2.2 The Purchaser shall not be entitled to recover any sums in respect of any particular claim under this deed (being a claim which would have given rise to a payment in respect of a Liability for Taxation but for this sub-clause) where the amount due in respect of such claim does not exceed L500 and such claims shall be disregarded in determining the aggregate of all claims for the purposes of 4.2.3.

4.2.3 The Covenantor shall not be liable for any claim under this deed unless the aggregate liability to make payments in respect of any Warranty Claim or under this deed (or what would be the liability apart from this paragraph) exceeds L25,000 in which case the Covenantor shall only be liable for the excess.

4.2.4 The total liability of the Covenantor under the Warranties and this deed shall not in any event exceed L2,349,000 less any amounts repaid or paid to the Purchaser pursuant to the Agreement ("the Cap") PROVIDED THAT if at any time the amounts paid by the Covenantor under the Warranties or this deed exceed the Cap the Purchaser shall forthwith repay to the Covenantor such excess.

4.2.5 The Covenantor shall not be liable for any claim under this deed to the extent that the subject matter of the Claim is taken into account in determining an adjustment to the purchase consideration for the Shares in accordance with the provisions of clause 3.

4.2.6 If the Purchaser and the Company, or either of them, are entitled to make a claim in respect of any act, event or default both under the Warranties and under this deed, the claim shall be made first under the Warranties and any amount payable to the Purchaser under this deed shall be reduced to the extent of the claim.

5.   Mitigation, Corresponding Benefits, Over-provision

5.1 the Purchaser shall at the Covenantor's request (but at no cost to the Covenantor) procure that the Company uses all Reliefs and rights of repayment of tax (other than those arising or accruing after Completion) available to it and makes all elections save in respect of matters after Completion so as to reduce or eliminate any Liability to Taxation which would otherwise give rise to a payment by the Covenantor to the Purchaser under this deed and at the Covenantor's expense shall deliver to the Covenantor a certificate from the Company's auditors for the time being confirming that all such Reliefs and rights of repayment of tax have been so used and elections made.

5.2 the Covenantor may by notice in writing to the Purchaser elect to mitigate or eliminate any Liability to Taxation under this deed by surrendering or procuring the surrender to the Company of group relief (as defined in section 402 of ICTA including consortium relief) or advance corporation tax to the extent permitted by law but without any payment being made in consideration of the surrender and the Covenantor shall be absolved from liability under this deed to the extent of the amount of Taxation relieved by such surrender. The Purchaser shall procure that the Company takes all such steps as the Covenantor may reasonably require to permit and effect any surrender and claim of such relief.

5.3 If any payment has been made by the Covenantor in discharge of a Liability to Taxation which has arisen under this deed then:

5.3.1 If the Purchaser or the Company subsequently receives from any person (including any Taxation authority) a payment or credit in respect of the Taxation in question the payment or credit shall be dealt with in accordance with clause 5.4 or

5.3.2 If the Purchaser or the Company is or may be entitled to a payment or credit in respect of the Taxation in question from any person other than the Purchaser or at some subsequent date becomes aware that it is or may be entitled to such a payment or credit then the Purchaser shall promptly notify the Covenantor of the entitlement or possible entitlement and shall (if so required by the Covenantor and at the Covenantor's sole expense and on the Covenantor providing such security as the Purchaser may reasonably require against all reasonable costs and expenses to be incurred) take, or procure that the Company takes, all appropriate steps to enforce that entitlement (keeping the Covenantor fully informed of the progress of any action taken) and any payment or credit received shall be dealt with in accordance with clause 5.4.

5.3.3 Nothing in clauses 5.3.1 and 5.3.2 shall cause the Purchaser to pay any amount to the Covenantor representing the receipt of a payment or credit by the Purchaser or the Company if that payment or credit results from the offsetting or deduction of any Relief (including for the avoidance of doubt advance corporation tax) accruing to the Company as a result of anything done after Completion against profits, income or gains or Taxation thereon accruing prior to Completion.

5.4 Where it is provided under clause 5.3 that a payment or credit is to be dealt with in accordance with this sub-clause:

5.4.1 in the case of a payment, the Purchaser shall within five business days of receipt, pay to the Covenantor the amount of the payment received;

5.4.2 in the case of a credit, the Purchaser shall, within five business days of the date on which the Taxation would otherwise have been payable had such credit not been available, pay to the Covenantor an amount equal to the amount of such Taxation;

subject to a maximum of the payment referred to in clause 5.3 made by the Covenantor under this deed together (in addition) with any interest or repayment supplement paid by the person in question.

5.5.1 If the auditors for the time being of the Company shall certify (at the request and expense of the Covenantor) that any provision for Taxation in the Accounts or the Management Accounts has proved to be an over-provision then (save to the extent that such over-provision has arisen from the surrender to the Company of Group Relief or ACT (as hereinafter defined) for which the Company has made payment pursuant to clauses 5.6.7 and 5.6.8) the amount of such over-provision shall be dealt with in accordance with sub-clause 5.5.3.

5.5.2 If the auditors for the time being of the Company shall certify (at the request and expense of the Covenantor) that any Liability to Taxation which has resulted in a payment having been made or becoming due from the Covenantor under this deed will give rise to a corresponding saving for the Company which would not otherwise have arisen then as and when the liability of the Company to make an actual payment of or in respect of Taxation is reduced (or other saving obtained) by reason of the utilisation of that corresponding saving the amount by which that Liability to Taxation is so reduced (or the amount of the saving made otherwise) shall be dealt with in accordance with sub-clause 5.5.3 of this clause.

5.5.3 Where it is provided under sub-clause 5.5.1 or 5.5.2 above that any amount (the "Relevant Amount") is to be dealt with in accordance with this sub-clause:

5.5.3.1 The Relevant Amount shall first be set off against any payment then due from the Covenantor under this deed; and

5.5.3.2 to the extent there is an excess a refund shall forthwith be made to the Covenantor of any previous payment or payments made by the Covenantor under this deed and not previously refunded under this clause up to the amount of such excess; and

5.5.3.3 to the extent that the excess referred to in paragraph 5.5.3.2 above is not exhausted under that paragraph the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Covenantor under this deed.

5.5.4 To the extent that such over-provision or corresponding saving as is mentioned in sub-clause 5.5.1 or 5.5.2 has not at a time when there is both no outstanding claim and no further claims which can be made by the Purchaser against the Covenantor under this deed been so set off against any payment which has been made by the Covenantor that amount shall forthwith at that time be repaid to the Covenantor.

5.5.5 Where any certification as is mentioned in sub-clause 5.5.1 or 5.5.2 above has been made the Covenantor or the Purchaser or the Company may request the auditors of such Company for the time being at the expense of the party so making the request to review such certification in the light of all relevant circumstances Including any facts which have become known only since such certification and to certify whether such certification remains correct or whether in the light of those circumstances the amount that was the subject of such certification should be amended.

5.5.6 If the auditors certify under sub-clause 5.5.5 above that an amount previously certified should be amended that amended amount shall be substituted for the purposes of sub-clause 5.5.3 as the Relevant Amount in respect of the certification in question in place of the amount originally certified and such adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by the Covenantor or (as the case may be to the Covenantor).

5.5.7 If any dispute shall arise under this clause 5.5 as to whether there is or has been any over-provision or corresponding saving such dispute shall be referred for determination to a firm of chartered accountants agreed between the Covenantor and the Purchaser and failing such agreement a firm of independent accountants shall be nominated by the President for the time being of the Institute of Chartered Accountants of England and Wales who in making such determination shall act as expert (the "Expert") and not arbitrator whose decision shall be final and binding on the parties hereto. The Expert may make such enquiries as he shall think fit in order to make such determination and shall also determine how the costs of obtaining his opinion should be paid and borne by the parties.

5.5.8 The Purchaser undertakes to supply and undertakes to procure that the Company shall supply to the Purchaser and subsequently to any firm of accountants nominated to deal with any such dispute in accordance with subclause 5.5.7 (with copies to the Covenantor) all documents accounts notices papers and other necessary information as may be reasonably required for the purpose of making any such determination as to whether there is or has been any over-provision or corresponding saving for the purposes of this clause 5.5

5.6.1 The Purchaser shall procure that the Company shall agree to surrender to the Covenantor or to such company as the Covenantor may in its absolute discretion specify in writing all such relief for trading losses or other amounts eligible for surrender by way of group relief under the provisions contained in sections 402 to 413 of ICTA ("Group Relief") in respect of any accounting period of the Company which will have ended on or before Completion.

5.6.2 The Purchaser for itself and on behalf of the Company hereby undertakes to do anything which the Covenantor may reasonably request to enable full effect to be given to the surrenders to be made pursuant to this sub-clause
5.6 and to enable such surrenders to be allowed in full by the Inland Revenue and (save as permitted or directed by the Covenantor in writing) undertakes not wilfully to do or procure the doing of any act or thing hereafter which might prejudice the making of any claim for Group Relief or the acceptance of the surrender of Advance Corporation Tax ("ACT") by the Company and (without prejudice to the generality of the foregoing) the Purchaser shall further procure that the Company where requested by the Covenantor shall sign and submit to the Inland Revenue all such notices of consent to surrender of Group Relief or ACT (including provisional or protective notices of consent in cases where any relevant Taxation computations have not yet been agreed) and shall comply with all other procedural requirements in relation thereto.

5.6.3 Neither the Covenantor nor any other company shall be required to make any payment in respect of or in consideration for the surrenders referred to in clause 5.6.1 above.

5.6.4 The Company shall forthwith upon request from the Covenantor make such claims and elections and give such consents (and amendments and withdrawals thereof) including such provisional and final claims to accept the surrender of Group Relief from the Covenantor or any other company in respect of any accounting period of the Company commencing before Completion as the Covenantor may in its absolute discretion direct in writing and without prejudice to the generality of the foregoing the Company shall comply and the Purchaser shall procure that the Company complies with all relevant procedural requirements (including those contained in Schedule 17A ICTA) imposed on a claimant company in relation to Group Relief.

5.6.5 The Company shall forthwith make such provisional or final claims for set-off or to accept the surrender of ACT in respect of the accounting periods referred to in 5.6.4 as the Covenantor may in its absolute discretion direct in writing and without prejudice to the generality of the foregoing the Company shall (insofar as they apply) comply with the procedural requirements of section 240 of ICTA imposed upon a subsidiary in relation to ACT including the notification of a consent under sub-section (6) of that section.

5.6.6 Save with the written consent of the Covenantor, neither the Purchaser nor the Company shall do any act or thing which might affect the Covenantor's or the Company's ability to make claims for allowances or reliefs or claims to accept surrenders of Group Relief or ACT or set-off of ACT or to consents to surrenders of Group Relief or ACT in respect of the accounting periods referred to in this clause 5.6 and accordingly neither the Purchaser nor the Company shall amend, disregard or withdraw, disclaim any elections, claims or benefits including but not limited to elections or claims under section 247 ICTA (Group Income), section 402 of ICTA (Group

Relief), section 240 ICTA (setting off a company's surplus ACT against the subsidiary's liability) or amend or withdraw any elections or claims pursuant to section 152 or 153 Taxation of Chargeable Gains Act 1992 (roll-over relief) or disclaim capital allowances or otherwise and neither the Purchaser nor the Company shall carry back ACT or losses or other Reliefs from accounting periods ending after Completion in circumstances where such carry back will reduce the Covenantor's ability to make the aforesaid surrenders, claims and elections.

5.6.7 If the Company accepts a surrender of Group Relief in respect of any of the accounting periods referred to in this clause 5.6 which can be used against an actual liability to corporation tax, for which provision was made in the Accounts or the Management Accounts or which have been taken into account in preparing the Accounts or the Management Accounts or any previous accounts of the Company the Company will make payment to the Covenantor (or if the Covenantor so directs the company making the surrender) of such an amount as the Covenantor may direct in writing but not exceeding the corporation tax which would have been payable but for the surrender, payment to be made on the date of the surrender or if later on the date or dates on which the corporation tax would otherwise have been payable (assuming no application for postponement of payment of the Tax had been made).

5.6.8 If under this sub-clause 5.6 ACT has been or is surrendered or set-off against an actual corporation tax liability of the Company for which provision was made in the Accounts or the Management Accounts or which has been taken into account in preparing the Accounts or the Management Accounts or any previous accounts of the Company the Purchaser shall procure that the Company shall pay to the Covenantor or if the Covenantor so directs the surrendering company on the date of the surrender or, if later, the date on which the corporation tax against which the ACT has been set would have been payable (assuming no application for postponement of payment of the tax had been made) such an amount as the Covenantor may direct in writing but not exceeding the tax which would have been payable but for such surrender or set-off.

6.    CONDUCT OF CLAIMS

6.1 The Company or the Purchaser shall notify the Covenantor in writing of any Claim for Taxation which comes to its notice whereby it appears that the Covenantor is or may become liable to make a payment under this deed. Where a time limit for appeal applies to the Claim, the notification shall be given as soon as reasonably possible after the date on which the Claim comes to the notice of the Company and in any event within 14 days of receipt by the Company or the Purchaser but, where no time limit applies the notification shall be given within thirty (30) days of such receipt.

6.2 The Purchaser shall ensure that a Claim for Taxation to which this deed applies, is, so far as reasonably practicable, dealt with separately from claims to which it does not apply and is not paid prematurely; and for this purpose any payment of Taxation made when due to avoid incurring interest or any penalty in respect of unpaid taxation shall be deemed not to be paid prematurely.

6.3 Subject to clause 6.6, the Purchaser and the Company shall ensure at the request in writing of the Covenantor that the Covenantor is placed in a position to dispute on behalf of the Company any Claim for Taxation to which this deed applies and is to have sole conduct of any appeal dispute compromise or defence of the Claim and any incidental negotiations and the Purchaser and the Company shall render, or cause to be rendered, to the Covenantor at its reasonable expense all such assistance and access and cooperation as the Covenantor, may reasonably require in connection therewith.

6.4 The Covenantor shall be entitled on behalf of the Company to instruct such solicitors or other professional advisers as the Covenantor, may nominate to act on behalf of the Covenantor or the Company, to the intent that the conduct, and costs and expenses, of the dispute shall be delegated entirely to and be borne solely by the Covenantor.

6.5 In connection with the conduct of any dispute relating to a Claim for Taxation to which this deed and in particular clause 6.3 applies:

6.5.1 the Covenantor shall keep the Purchaser fully informed of all relevant matters and the Covenantor shall promptly forward or procure to be forwarded to the secretary of the Purchaser copies of all correspondence and other written communications pertaining thereto;

6.5.2 The Covenantor shall make no settlement or compromise of the dispute which is likely to prejudice the future liability of the Purchaser or the Company to Taxation without the prior approval of the Purchaser, such approval not to be unreasonably withheld or delayed PROVIDED THAT if the Purchaser does withhold approval the Covenantor shall if it so desires be discharged from all liability under this deed in respect of such relevant Liability to Taxation upon paying to the Purchaser the amount which the relevant Taxation authority has indicated it is prepared to accept in settlement or compromise of the dispute.

6.6 The Covenantor shall at the request of the Purchaser provide, to the reasonable satisfaction of the Purchaser, reasonable security or indemnities, or both, in respect of all the costs and expenses which may reasonably be incurred of disputing any Claim for Taxation to which this deed applies.

6.7 The Company and the Purchaser shall not be subject to any claim by or liability to, the Covenantor on the ground that it has not complied with the foregoing provisions, if it has bona fide acted in accordance with the written instructions of the Covenantor.

6.8 For the avoidance of doubt the provisions of this clause 6 shall not apply to any matter referred to in clause 3.2 of the agreement.

7.    DATES FOR AND QUANTUM OF PAYMENTS

7.1 Subject to any other provision in this deed relating to the timing of payments and the amount payable this clause shall apply solely for determining the date on which any payments or repayments shall be made by or to the Covenantor pursuant to this deed and (where expressly provided) the amounts of the payment or repayments.

7.2 The Covenantor shall make payment to the Purchaser to the extent that and on the date on which the Company discharges or is deemed to discharge a Liability to Taxation in respect of which and to the extent that the Purchaser is entitled to payment under this deed PROVIDED THAT the Covenantor shall not in any event be obliged to make any payment earlier than the later of

7.2.1 seven days after the date on which written notice setting out the Claim of Taxation has been received by the Covenantor and

7.2.2 three working days before the date when the Taxation was due to be paid to the relevant Taxation body or authority

7.3 The Purchaser shall make a repayment to the Covenantor to the extent that and on the date on which the Company (or any person connected with the Company within the meaning of section 839 ICTA) receives any repayment of any amount paid in respect of any Liability to Taxation pursuant to clause 7.2. Any repayment to the Covenantor pursuant to this clause 7.3 shall not prejudice the right of the Purchaser to recover from the Covenantor under this deed in the event that a further Liability to Taxation is imposed upon the Company, whether in respect of matters to which the repayment relates or otherwise.

7.4 For the purposes of clause 7.2, the Company shall be deemed to discharge a Liability to Taxation on the date on which the Company pays any amount of Taxation;

7.5 For the purpose of clause 7.3, the Company shall be deemed to receive a repayment on the earliest of:

7.5.1 the date on which the Company (or such a connected person) receives a repayment of Taxation to which clause 7.2 applies;

7.5.2 if and when the Company (or such a connected person) would have received a repayment but for a Liability to Taxation in respect of which the Purchaser is not entitled to receive payment under this deed;

7.5.3 if and when the Company (or such a connected person) would have received a repayment had the Liability to Taxation been discharged by a payment of Taxation; or

7.5.4 if and when the Company (or such a connected person) is able to obtain the benefit of a reduction in its Liability to Taxation as a result of the right to repayment.

7.6 Upon Final Determination of a relevant Claim for Taxation the Covenantor shall promptly pay to the Purchaser such amount or further amount in addition to any sums already paid under this deed as is required to cover the full liability of the Covenantor under this deed.

7.7 Any dispute in relation to the provisions of clauses 7.4, 7.5 or 7.6 may be referred, by the Purchaser or the Covenantor, to a firm of chartered accountants and the provisions of clause 5.5.7 shall apply or if both parties agree to the auditors for the time being of the Company, acting as experts and not as arbitrators, whose certificate shall be final and binding upon the parties in the absence of manifest error.

8.1 The Purchaser covenants with the Covenantor to pay to the Covenantor or at its discretion any member of the Covenantor's Group (meaning the Covenantor or any company which is or has been treated as a member of the same group of companies as the Covenantor for any purpose of corporation tax) and any of their directors an amount equal to:

8.1.1 any Liability to Taxation of any member of the Covenantor's Group which arises as a consequence of or by reference to any of the following occurring or being deemed to occur at any time after the Completion Date:

(a) the disposal by the Company of any asset or of any interest in or right over any asset;

(b) the Company ceasing to be resident in the United Kingdom for the purposes of any Taxation; or

(c) the effecting by the Company of any such payment or transfer of assets as constitutes the receipt by another person of an abnormal amount by way of dividend (as defined in Section 709 of ICTA); and

8.1.2 any Liability to Taxation of any member of the Covenantor's Group arising pursuant to Section 767A of ICTA in respect of Taxation arising as a result of or attributable to or by reference to the activities of the Company (whether in the ordinary course of its business as carried on at the date hereof or otherwise) after the Last Accounts Date; and

8.1.3 any penalties fines charges reasonable costs and expenses relating to or arising in connection with any Liability to Taxation under Clauses 8.1.1 or 8.1.2 or through taking or defending any successful action under this Clause 8.

8.3 Where the Covenantor is entitled to make a Claim for Taxation under this Clause 8 then Clause 5.3.2 (Recovery from Other Persons) 6 (Conduct of Claim) 7.2 (Due Date of Payment) and 10.3 (Notices) and 10.6 (Gross up) of this deed shall apply mutatis mutandis.

9.1 The Covenantor or its duly authorised agents shall prepare the tax returns and computations of the Company for all accounting periods ended on or prior to the Last Accounts Date to the extent that the same shall not have been prepared before Completion;

9.2 The Purchaser shall procure that the returns and computations mentioned in sub-clause 9.1 above shall be authorised signed and submitted within the prescribed time limits to the appropriate Taxation authority without amendment or with such amendments as the Covenantor shall agree and shall give the Covenantor or its agents all such assistance as may be required to agree those returns and computations with the appropriate authorities and the Company shall consent to such group relief claims which give effect to such provisional claims as have been made and disclosed prior to the date of the Agreement together with such further group relief claims to be surrendered from the Company relating to any accounting periods ended on or prior to Completion and shall submit all notices consents and claims as required to make such group relief claim PROVIDED THAT the Purchaser shall not be obliged to take any such action as is mentioned in this sub-clause in relation to any tax return that is not full true and accurate in all material respects;

9.3 The Covenantor or its duly authorised agents shall prepare all documentation and shall have conduct of all matters (including correspondence) relating to the tax returns and computations of the Company for all accounting periods ended on or prior to the Last Accounts Date and the Company shall afford such access to its books accounts and records as is necessary and reasonable to enable the Covenantor or its duly authorised agents to prepare those returns and conduct matters relating thereto in accordance with the Covenantor's rights under this clause 9.

9.4 The Purchaser or its duly authorised agents shall prepare the tax returns and computations of the Company for the accounting period in which Completion falls subject to all such computations and replies to enquiries from the Inland Revenue or other relevant Taxation authority being submitted in draft form to the Covenantor for approval such approval not to be unreasonably withheld or delayed.

10.   GENERAL

10.1 This deed shall be binding on the Covenantors and their respective successors and personal representatives.

10.2 The benefit of this deed may not be assigned in whole or in part by the Company or the Purchaser.

10.3 The provisions of the Agreement relating to notices shall apply to any notice to be given under, or in connection with, this deed.

10.4 The construction, validity and performance of this deed shall be governed by the laws of England.

10.5 All payments made under this deed shall be by way of an adjustment to the purchase consideration for the 'A' and 'B' Shares equally.

10.6 If any sum payable under this deed shall be subject to Taxation in the hands of the recipient the payer shall be obliged to pay such sum as will after such Taxation be the same amount as the recipient would have been entitled to receive in the absence of the charge to Taxation and such amount shall constitute a Liability to Taxation for the purposes of the deed.

IN WITNESS WHEREOF this deed has been executed by the parties in the manner hereinafter appearing on the day and year first herein written



EXECUTED as a deed by EURODIS   :

ELECTRON PLC acting by          :

                  Director      :

in the presence of:-            :

                                :

                                :

                                :

                                :


EXECUTED as a deed by CEM       :

COMPUTERS LIMITED acting by     :

                  Director      :

in the presence of:-            :

                                :

                                :

                                :


EXECUTED as a deed by UNICOMP   :

HOLDINGS (UK) LIMITED acting by :

Stephen A Hafer Director        :

in the presence of:-            :

                                :

                                :

                                :

                                :

                                   SCHEDULE 4

                      Short particulars of the properties

Part 1:  Freehold properties - NONE

Part 2:  Leasehold properties and details of the leases

(i)   UNITS 1-4 VICTORIA BUSINESS PARK BELFAST

      Lease dated 1 March 1993 from Fortwilliam Estates Ltd to the Company

      Term 20 years from 1 November 1992

      Initial Rent L115,200 per annum reviewable every five years

      Additional Rent L31,140 per annum for first ten years only for fitting out

      Service Charge L5078 for year ended 30 April 1996

      Refund of insurance premium per annum in year to

      Full repairing Lease

      Covenant against assignment

      Covenant restricting use to "offices showrooms (for demonstration and training) computer and/or electronic repair centre and ancillary storage"

      Option for Lessee to terminate on 6 months notice on 15 May 2002

(ii)  WAREHOUSE UNIT 4 WESTBANK BUSINESS PARK BELFAST

      Agreement for Lease dated                   1995 from Thomas George
      Eakin and anor to the Company

      Term to 31 October 2012

      Rent L9,900

(iii) OFFICE AT MERRION BUSINESS CENTRE 20 UPPER MERRION STREET DUBLIN 2

      Licence dated 6 January 1997 from Merrion Business Centre to the Company

      Fee L14,975 per annum with deposit of L3,743.75

      Terminable on one month's notice

Part 3: Particulars of tenancies - NONE

                                  SCHEDULE 5

                             Pension arrangements

1. At Completion the Company will cease to participate as an associated employer of the Eurodis Electron plc Retirement Benefits Scheme ("the Scheme") The Vendor will use its reasonable endeavours to arrange for any formal documentation evidencing such cessation as may be required under the rules of the Scheme to be completed.

2. On the cessation of the Company's participation in the Scheme the employees of the Company who are in pensionable service under the Scheme will be treated as leaving pensionable service. Such members will be entitled to such benefits in respect of pensionable service to the date of Completion as is set out in the Rules of the Scheme.

3. Any life assurance benefits expressed to be payable to employees of the Company under the rules of the Scheme which are expressed under the rules of the Scheme to cease on leaving the service of the Company shall cease to be provided under the Scheme at Completion.

4. Any employees of the Company, or such persons who have been offered employment with the Company, who have been offered membership of the Scheme but have not become members of the Scheme at Completion will no longer be eligible to join the Scheme after Completion.

                                  SCHEDULE 6

              Exclusions and Limitations of Liability of the Vendor

(1) No Warranty Claim shall be made to the extent that such Warranty Claim shall be in respect of a matter which has been:

(a)   referred to in the Disclosure Letter;

(b)   referred to in the Accounts;

(c)   referred to in the Management Accounts; or

(d) otherwise disclosed in writing to the Purchaser or its professional advisers prior to the date of this agreement.

(2) The liability of the Vendor in relation to the Warranties shall cease on the expiration of a period of eighteen months after the date of this agreement save as regards any alleged specific breach of which notice in writing is served in accordance with clause 8 of this Schedule has been given to the Vendor prior to that anniversary and the liability of the Vendor shall absolutely cease if proceedings in respect of such notice shall not have commenced within twelve months of service of such notice.

(3) The Vendor shall not be liable for any Warranty Claim of less than L500 and unless the aggregate liability of the Vendor in respect of all such Warranty Claims and all qualifying claims under the Tax Deed (or what would be their liability apart from this paragraph) exceeds L25,000 in which case the Vendor shall be liable only for the excess.

(4) The total liability of the Vendors under the Warranties and the Tax Deed shall not in any event exceed the purchase consideration for the Shares referred to at clause 3 of the agreement as reduced from time to time by any partial repayment thereof pursuant to clause 3.2 and/or clause 6 of the agreement and/or as a result of a successful Warranty Claim.

(5) The Vendor shall have no liability in respect of any Warranty Claim to the extent that the loss giving rise to such Warranty Claim is a loss against which the Company is insured immediately prior to Completion:

(a) if at any time following Completion such insurance is cancelled or not renewed; or

(b) to the extent that at any time following Completion the amount of such insurance is reduced.

(6) The Vendor shall have no liability in respect of any Warranty Claim to the extent that the loss giving rise to such Warranty Claim is a loss against which the Company is insured and in relation thereto:

(a) where it appears that the Company is or may be insured against such loss then the Purchaser shall as soon as practicable submit or procure the submission of an appropriate insurance claim to the insurers and shall thereafter procure that such insurance claim is diligently pursued;

(b) such Warranty Claim shall not be pursued against the Vendor until such insurance claim shall have been finally dealt with by the insurers; and

(c) the liability of the Vendor in respect of such Warranty Claim shall not exceed the amount (if any) by which the loss giving rise to such Warranty Claim exceeds any amount paid or payable by the insurers pursuant to such insurance claim.

(7) The Vendor shall have no liability in respect of any Warranty Claim to the extent that the loss giving rise to such Warranty Claim:

(a) would not have arisen or could reasonably have been expected to be reduced or mitigated as a consequence of any act or omission which it would have been reasonable for the Purchaser and/or the Company to undertake at any time:

(b) arises or is increased wholly or partly as a result of the sale and purchase of the Shares pursuant to this agreement

(c) arises or is increased as a consequence of any legislation or administrative practice (whether in the United Kingdom or elsewhere) not in force at the date of this agreement or any change in legislation or administrative practice (whether in the United Kingdom or elsewhere) made after the date of this agreement or any decision of the courts altering the accepted interpretation of any legislation as at the date of this agreement or any practice followed or concession issued by any Taxation authority after the date of this agreement;

(e) arises or is increased as a consequence of any claim election surrender or disclaimer made or omitted to be made or notice or consent given or omitted to be given by or any other thing done by the Purchaser and/or the Company or any person connected with either of them (within the meaning of Section 839 of the Income and Corporation Taxes Act 1988) after the date of this agreement under the provisions of any legislation relating to Taxation;

(f) would not have arisen but for a voluntary act or omission of the Purchaser and/or the Company or any person connected with either of them (within the meaning of Section 839 of the Income and Corporation Taxes Act 1988) after the date of this agreement and otherwise than in the ordinary course of the business of the Company as carried on at the date of this agreement; or

(g) arises or is increased as a consequence of any act or omission occurring (whether before or after the date of this agreement) at the written request or with the written approval of the Purchaser or any person connected with it (within the meaning of Section 839 of the Income and Corporation Taxes Act 1988) or as a consequence of anything required to be done or not to be done under the terms of this agreement in each case whether before or after the date of this agreement.

(7) The Vendor shall have no liability in respect of any Warranty Claim to the extent that specific provision or reserve was made in the Accounts or the Management Accounts in respect of the subject matter of such Warranty Claim (whether such subject matter is contingent unquantified and disputed or otherwise).

(8)   Without limiting paragraph (5) of this Schedule:

(a) the Purchaser shall as soon as possible after circumstances arise which will or may give rise to a Warranty Claim give to the Vendor written notice thereof setting out in reasonable detail the matter which gives rise to the Warranty Claim the breach that results therefrom and the amount claimed in relation to the Warranty Claim and the Purchaser will thereafter keep the Vendor informed of all material developments relating thereto;

(b) the Purchaser will give and will procure that there is given to the Vendor and its professional advisors such information and such access to the books and records of the Company as the Vendor may require in order to assess the subject matter of such claim and to exercise the rights under sub-paragraph (c) below; and

(c) at the Vendor's expense the Purchaser shall take and shall procure that the Company shall take such action as the Vendor may reasonably request to avoid dispute resist appeal compromise or defend the subject matter of such Warranty Claim or any threat liability penalty or demand which may give rise to such Warranty Claim.

(9) Neither the Purchaser nor the Company shall be entitled to recover damages or obtain reimbursement restitution or indemnity more than once in respect of any one shortfall damage deficiency or breach giving rise to a Warranty Claim.

(10)  (a)   At the Vendor's expense the Purchaser shall take and shall procure that the Company shall take such action as the Vendor may reasonably request against any third party to obtain reimbursement of any sum paid by the Vendor in respect of any Warranty Claim; and

      (b) the Purchaser shall forthwith reimburse to the Vendor an amount equal to any sum paid by the Vendor in respect of any Warranty Claim which is subsequently recovered by or paid to the Purchaser or the Company by any third party (including (but without limitation) by the insurers) less the Purchaser's or the Company's reasonable and proper costs in connection with such recovery.

(11) In the event that the Purchaser and/or the Company shall be entitled to recover or to claim reimbursement from some other person (other than the Vendor) of any sum which is or may be the subject of a Warranty Claim then the Purchaser and/or the Company (as the case may be) shall first take all necessary steps to enforce such recovery or reimbursement before taking any steps against the Vendor in respect of such Warranty Claim.

(12) The Vendor shall have no liability to satisfy a Warranty Claim if and to the extent that the subject matter thereof is merely a contingent liability on the part of the Company unless and until such contingent liability becomes an actual liability.

(13) Nothing contained in this agreement shall be deemed to relieve the Purchaser and/or the Company from a duty to the Vendor to mitigate its and/or their loss.

(14) Any amount paid by the Vendor under this agreement in relation to any Warranty Claim shall be treated as a reduction in the consideration payable by the Purchaser to the Vendor for the Shares.

(15) Except as expressly provided in this Schedule none of the paragraphs of this Schedule shall be limited by reference to any other or others of them.

(16) In the event of any Warranty claim being established, the Vendors shall be entitled to set off against the amount of any depletion in or reduction in the value of the assets of the Company giving rise to the Claim the amount by which (after adjustment where appropriate for Taxation in respect of revenue items) the position of the Company (taken as a whole) in respect of any other matter is established to be better than as so warranted (after adjustments where appropriate for Taxation).

(17) If the Purchaser and the Company, or either of them, are entitled to make a claim in respect of any act, event or default both under the Warranties and under the Tax Deed, the claim shall be made first under the Warranties and any amount payable to the Purchaser or the Company under the Tax Deed shall be reduced to the extent of the claim.

(18) The Purchaser shall indemnify the Vendor against any liability to Taxation arising under ICTA s 767A (Change in company ownership corporation tax) and charged in the name of the Company.

                             LETTER OF DISCLOSURE


To:   Unicomp Holdings (UK) Limited
      Acre House
      1115 William Road
      London NW1 3ER

From: Eurodis Electron Plc
      17 Birkheads Road
      Reigate
      Surrey RH2 OAU


                                                     Dated: February 20th, 1997



Dear Sirs

Re: CEM Computers Limited (the "Company")

We refer to an agreement (the "Agreement") of even date herewith made between Eurodis Electron Plc (the "Vendor") (1) Unicomp Holdings UK Limited (the "Purchaser") (2) and Unicomp Inc. (3) relating to the sale and purchase of the whole of the issued share capital of the Company upon the terms and subject to the conditions therein contained.

In accordance with the Agreement, the Vendor is to deliver to the Purchaser a letter (the "Disclosure Letter") making disclosures which, by agreement between the Vendor and the Purchaser, constitute exceptions to the warranties contained in clause 5 and Schedule 2 to the Agreement (the "Warranties"). We therefore set out in this Disclosure Letter disclosures which are to be treated as exceptions to the Warranties.

By way of interpretation of this letter:-

(a)   All references to paragraphs are references to those paragraphs in
      Schedule 2 to the Agreement.
(b) Expressions contained in this Disclosure Letter shall, unless the context otherwise requires, bear the meanings assigned to them in the Agreement.
(c) Any matter, whether disclosed generally or by reference to a particular paragraph of Schedule 2 to the Agreement, is disclosed for the purposes of all the Warranties, which shall be qualified accordingly.
(d) In the event of any inconsistency between the Agreement and this Disclosure Letter, the Agreement shall prevail and the Vendor shall not be under any liability in respect of any inconsistency.

The "Disclosure Documents" means those disclosure documents listed in the annexed Schedule 1 copies of which have already been supplied to you with the exception of the binders and other documents referred to as Document 19 of the Disclosure

Documents of which there is only one copy which has been fully disclosed to and inspected by you. It has been agreed that Document 19 of the Disclosure Documents shall be held by the Purchaser's Solicitors for the duration of the Warranties to the order of the Vendor and the Purchaser. All information contained in the Disclosure Documents forms part of this letter as if the Disclosure Documents were set out expressly in it.

GENERAL MATTERS

The following matters and/or information are disclosed generally and shall be deemed to be incorporated herein:

(i) All information contained or referred to in the audited financial statements of the Company for all accounting periods up to and including that ended 31 May 1996.
(ii)      All information contained or referred to in the Management Accounts.
(iii) All entries and information contained or referred to in the files of the Company at the Companies Registry on the date of this Disclosure Letter.
(iv) All entries and information recorded or referred to in the Minute Books and other statutory books of the Company.
(v) All entries and information in relation to the Properties which would be disclosed by searches and enquiries made with all relevant statutory and local authorities and at the Land Charges Registry and at H M Land Registry.
(vi) The Agreement and all information contained in it including its recitals and Schedules.
(vii) All matters which would be revealed by a search of the Bankruptcy Office on the date of this Disclosure Letter.
(viii) All matters and/or information which would be revealed by searches of registers maintained by the Registrar of Trade Marks and the Registrar of Patents on the date of this Disclosure Letter.
(ix) All information contained or referred to in documents supplied by the Vendor's Accountants to the Purchaser and the Purchaser's Accountants and contained in the files of documents of which both the Vendor's Accountants and the Purchaser's Accountants have identical copies.
(x) All information contained or referred to in a memorandum dated 5 February 1997 from Allen Plunk and Clinton Cross of Unicomp Inc. to Steven Hafer of Unicomp Inc. regarding matters arising from the due diligence process carried out by the Purchaser.
(xi) All information contained or referred to in all correspondence up to and including the date hereof passing from the Company, the Vendor, the Vendor's Solicitors and the Vendor's Accountants to the Purchaser the Purchaser's Solicitors and the Purchaser's Accountants, together with all enclosures attached to or enclosed therewith and all matters referred to in such enclosures.

SPECIFIC MATTERS

The following specific matters are disclosed.

Paragraph                        Disclosure Document
No.
1.2.2     Stock is not written down in the Accounts but ongoing provision is made for such future writing down as may be judged necessary.

1.4.1 The deferred taxation computation papers have been supplied by the Vendor's Accountants to the Purchaser's Accountants and the Vendor assumes that the Purchaser has therefore satisfied itself in this regard.

1.6.1 Please see the sales ledger printouts forming part of Document 19 of the Disclosure Documents which contains a full aged debtor report. It is in the nature of the Company's business that many debts are outstanding for longer than 12 weeks but these are not considered to be bad. As the Vendor is aware, the purchase consideration for the Shares takes into account certain debtors; in particular the Purchaser is referred to the memorandum mentioned at sub-paragraph (x) of the general matters set out above.

          Please also see the list of debts written off since the Last
          Accounts Date which forms Document 79 of the Disclosure Documents.

1.6.2     Please see the disclosure made against paragraph 1.6.1 above.

          The Purchaser is, of course, aware of the provisions of Clause 6 of the Agreement.

2.6.1 A copy of the Company's memorandum and articles of association is annexed hereto and as far as the Vendor is aware is accurate and complete in all respects.

2.6.4 As the Purchaser is aware, a written resolution amending the Company's articles of association will be passed at Completion.

2.8       Please see the disclosure made against paragraph 8.1.3 below.

3.1.1 The 1996 corporation tax computation is in draft format and has been disclosed as part of the information referred to at sub-paragraph (ix) of the general matters.

          The company has a branch located in the Republic of Ireland for taxation purposes and in respect of which an annual return must be made to the Irish taxation authorities. Accordingly, a computation and tax return have been submitted for the year ended 31 May 1995.
          No queries have yet been raised by the Inspector of Taxes on this submission. The 1996 return and computation are currently with the Company for approval and signature.

3.1.5     Please see the disclosure made against paragraph 6.2.2 below.

3.2.1 In previous years the Company's liability to corporation tax has been reduced as a consequence of losses and surplus advance corporation tax surrendered to it by other group companies.

                                        3


3.3.3 In the course of its trade the Company does incur expenditure which is disallowable under S74 ICTA 1988. The Vendor is unable to quantify such expenditure incurred since the Last Accounts Date.
          During the year ended 31 May 1995 the following disallowable expenditure was incurred:-

          Entertainment                L3,608.00
          Charitable donations           L510.00
          Car leasing rentals          L3,658.00

3.6.1 In the year ended 31 May 1993 the Company incurred expenditure of an unknown amount on plant and machinery acquired in the course of fitting out of premises but no capital allowances claim was made due to quantification difficulties. In the absence of final figures post 31 May 1995 the Vendor is unable to comment on the position after this date.

3.6.2     Please see the disclosure made against paragraph 3.6.1 above.

3.6.3 During the course of its ongoing trading operations the Company disposes of fixed assets.

3.8.1 There is insufficient time and information to compare the book value of each asset to its base cost for capital gains tax purposes or its tax written down value. In aggregate, however, the Accounts were finalised on the basis that the tax written down values of all assets qualifying for capital allowances exceeded their net book value and that no chargeable gains would arise if all assets were sold at net book value.

4.1.1 Please see the schedule of capital disposals made between June 1996 to January 1997 forming Document 80 of the Disclosure Documents.

4.3.2 The Company has a confidential invoice discounting facility with Northern Factors Limited. The Purchaser has undertaken to close this with effect from Completion and, in accordance with Clause
          4.6, to procure the unconditional release of the Vendor's guarantee
          / comfort letter in respect of the Company's liabilities under this facility on Completion.

          It should be noted that the borrowings at 31 January 1997 as disclosed in the Management Accounts exceed the amount show in the Last Accounts.

5.1.1     The Company frequently comes to individual agreements with
(e) creditors under which arrangements are made as regards payment outside their usual credit terms. Accordingly, it is usual for amounts owning to creditors to be due for longer than six weeks but this is by agreement with the creditor concerned.

5.3.1/2   Please see the disclosure made against paragraphs 5.16.2 and 5.17.1.

          As the Purchaser is aware, Bryan Keating has expressed reservations regarding his ongoing relationship with the Company post Completion and this is to be the subject of discussion between Dr Keating and the Purchaser after Completion has taken place.

                                        4


5.3.2     The Company's articles of association currently specify that the
(a) Vendor must be a director of the Company but a written resolution to delete the relevant provisions will be passed at Completion.

5.6.1 As disclosed against paragraph 5.3.2(a), the Company's articles of association require the Vendor to be a director of the Company.

          As the Purchaser is aware, the Company designs and supplies software for and to the Vendor and these arrangements going forward are contained in the Software Development Agreement.

5.7 The following trading agreements have been entered into by the Company and are material to its business:

          (a) the Company is all Ireland dealer for Estate Computer Systems software;

          (b) the Company is Northern Ireland agent for Xemplar Limited but has entered into an informal unwritten agreement with Xemplar to act as dealer rather than agent.

          (c) the Company is Northern Ireland dealer for RM Limited and has been since 1985 although no written agreement exists;

          (d) the Company has been the Northern Ireland dealer for Agfa since 1990 and again no written agreement exists in respect of this arrangement.

5.9.3 The Company has recently settled a sex discrimination case concerning a temporary employee. The total cost to the Company was L8,223 inclusive of legal fees.

          The Company has also been notified by the Fair Employment
          Commission of a potential claim by one of the Company's sales directors; please see Document 77 of the Disclosure Documents.
          Whilst the Company is of the view that the claim is unlikely to succeed, there is no cap on the award that could be made to the employee in question if his claim succeeds.

5.11.1    The Company has not complied with the requirements of the Data
          Protection Act 1984 relating to the registration of date users.

5.12 The beneficial ownership in the Shares has been transferred to the Vendor, and the registered holders hold the Shares as nominee for the Vendor.

5.16.2    Prior to November 1996 the Company's Re-seller Agreement with
          Microsoft also entitled the Company to use Microsoft software for its internal office use. The terms of the Re-seller Agreement have now changed resulting in the Company being required to purchase a new user licence from Microsoft. The Company is currently in negotiations with

                                        5


          Microsoft regarding this and it would appear that the likely cost will be up to L13,200.

          The Company currently uses Strategix software for its accounting distribution system under a licence from TIS Group. As the Company is a re-seller for Strategix software, no charge is made by TIS
          Group for this licence. It should be noted that if for any reason post-completion the Company's Re-seller Agreement with TIS Group relating to the Strategix software should terminate, (for example, if the Purchaser sells a competing product) then it is likely that the Company will no longer be able to use the Strategix software free of charge, giving rise to a potential one off charge of approximately L84,500 and a potential annual cost of approximately
          L14,800.

5.17.1 In connection with the software development functions carried out by the Company, the Company uses certain development platforms and toolkits under licence. Examples of these include a licence from Informix to use the Informix Development System, a licence from TIS
          Group to use the Strategix Toolset and a licence to use "Macromind
          Director" for multimedia development. In addition, the Company enters into various other development licences in order to carry on its business of software development. It may be that the terms of these licences provide for termination by the licensor on change of control of the Company.

          In all these cases, where the developed software is sold by the Company, the customer will enter into a separate licence with the supplier of the development software as well as obtaining a licence from the Company.

5.17.2    The contract with the Department of Health and Social Security
(c) (Northern Ireland) is terminable on 90 days' notice. Please see the disclosure made against paragraph 5.18.2 below.

5.17.2    Please see the disclosure made against paragraph 7.2.1 below.
(f)

5.18.2    The Company's contract with the Department of Health and Social
          Services (Northern Ireland) dated 10 July 1992 and which has been disclosed to the Purchaser allows the Department to terminate the contract in 14 days' notice in the event of a change of control of the Company.

5.22.1 Please see the standard terms and conditions of the Company's maintenance contracts referred to at Document 7 of the Disclosure
          Documents.

          Please also see the management buy-out documentation relating to CEM Systems which forms Document 71 of the Disclosure Documents under which the Company agreed to support certain sites at commercial rates in respect of software written by the Company.
          Some of these sites still exist and are therefore serviced by the Company.

5.23.1 Since June 1996 32% of the aggregate amount of purchases have been from Xemplar. In the financial year ended 31 May 1995 34% of

                                        6


          aggregate purchases were from, Apple, and in the financial year ended 31 May 1995 the percentage was 37%, again from Apple.

5.24.1 Please see the list of guarantees which forms Document 76 of the Disclosure Documents.

5.25.1 Dr B Keating was a non-executive director of CEM Systems Limited until last year.

5.25.2 The Company has been designing and supplying software for and to the Vendor during the previous three years.

5.26.1 Please see the report of Brendan Boyle of BB Consultancy which forms Document 19 of the Disclosure Documents.

6.1.1 Please see the terms and conditions of employment of managers and other employees which forms Document 15 of the Disclosure Documents.

6.2.2 Commission arrangements are in place in respect of salesmen. A discretionary bonus scheme linked to performance is in force and payments are regularly made under this. Budgeted payments in respect of the commission arrangements and discretionary bonus scheme for the year ended 31 May 1997 amount to L95,100.

          With regard to the Company's PRP Scheme in the light of currently anticipated profits to 31 May 1997, the Vendor does not consider that there has been any over distribution from the PRP distributable pool, but if the profits of the Company to 31 May
          1997 are less than anticipated by the Vendor or the Company takes any action or omits to do anything after Completion which affects the level of the profits then there may have been such an over distribution.

6.3.1     Please see the schedule of revised salaries in respect of senior
(a)       executives forming Document 81 of the Disclosure Documents.

6.3.1     The changes in notice periods set out in Clause 3.2 of the
(b) Agreement have been accepted by all employees listed in that Clause with the exception of John Hall.

6.3.2 Full details of employee benefits are set out in Document 15 of the Disclosure Documents.

6.4.1     Please see the disclosure made against paragraph 6.3.1(b) above.

7.2.1 The vehicles (a schedule of which forms Document 10 of the Disclosure Documents), the vending machines and the franking machine are subject to contract hire agreements.

7.3.2 This warranty is given subject to discounts in the normal course of trade.

7.4.1 At present the Company is insured under the Vendor's policy and premiums are paid up until the end of May 1997. Cover under these

                                        7


          policies will cease on Completion. The Purchaser is responsible for instituting replacement cover as required.

7.6.2     The Company services its own computers.

7.7.5     Please see the disclosure made against paragraph 5.16.2.

7.7.1     The Company owns copyright in the software it designs.

8.1.3 The lease relating to Units 1-4 Victoria Business Park is retained by the Company's solicitors, Messrs Carson McDowell.

          The lease relating to the warehouse at Unit 4 Victoria Business
          Park has been lost. An agreement for lease in respect of the warehouse was entered into but has also been lost. The Company does as far as it is aware occupy the warehouse on the terms of the lease annexed to the agreement for lease which lease was subsequently entered into and lost. The Company is currently re-negotiating the lease of the warehouse.

          The Company occupies a property in Dublin under licence; please see
          Document 74 of the Disclosure Documents. The licence is currently with the licensor for signature but the Company is occupying the premises under the terms of the licence despite the fact the licence has yet to be formally completed.

8.1.5     Please see the disclosure made against paragraph 8.1.3.

Please acknowledge receipt of this Disclosure Letter and the Disclosure Documents by signing and returning to us the enclosed copy of this letter.


Yours faithfully


/s/ R. S. Leigh
-----------------------------------
For and on behalf of
EURODIS ELECTRON PLC

We hereby acknowledge receipt of a letter of which this is a true copy, together with the Disclosure Documents (other than all those documents referred to at Document 19 of the Disclosure Documents which we acknowledge and agree are to be held to the order of the Vendor and the Purchaser as referred to above), and all other documents and correspondence referred to in such letter.


Dated 20th February 1997


/s/ S. A. Hafer
-----------------------------------
For and on behalf of
UNICOMP HOLDINGS (UK) LIMITED

Schedule 1


Documents - UniComp - February 1997

1.  December Management Accounts Pack

2.  Draft Departmental Accounts (6 months to Dec. 96 & YTD Dec. 96)

3.  Old Stock Analysis from Stock Meeting, Write off, Sell, Provision for

4.  Organisation Charts December '96

5.  Copy of IDB CD ROM Tender and Agreement

6.  Copy of Lease for Victoria Business Park

7.  Sample Maintenance Contracts and Standard Contract Forms

8.  List of Staff at 31 Jan '97 with Start Dates and Salaries

9.  Terms and Conditions of Sales - Standard - NDO - Short Form on Invoice

10. Car List at 31st December '96

11. Stock Reconciliations and Summary at 31st Dec. '96

12. January '97 Week Four Forecast and Sales Analysis

13. Copy of Education Board Letters of Acceptance

14. Reconciliation of Assets and Debtors Ledgers to General Ledger 31st Dec. '96

15. Copy of Personnel Issues File - PRP, PHI, Pensions, Standard Contract.

    Managers Contract.

16. Memorandum and Articles of Association, CEM Computers Ltd.

17. Corporation Tax Computations 1993, 1994, 1995

18. Employee Induction Pack

19. CEM Company Development Plan 1996-1998

20. Due Diligence Draft

21. Key Personnel CEM Computers Ltd.

22. New Stock Loans

23. CEM Staff Salary Bands

24. Software Development Agreement (CEM-Enrodis)

25. Personnel Issues

Schedule 1


26. Maternity Leave Policy

27. SCO Premier Reseller Agreement

28. SCO Annual Business Plan

29. RM Class Project Agreement

30. Sherwood Systems Agreement

31. Speemark Proposal

32. TEAM Rental Agreement

33. Strategix Reseller Agreement

34. TIS Software Reseller Licence

35. CEM Company Development Plan

36. Company Development Programme Agreement

37. Teletronix UK Dealer Agreement

38. Vending Machine Agreement (TM Leasing)

39. TETRA Reseller Agreement

40. Xemplar Agreement

41. Pitney Bowes Agreement

42. Performing Rights Contract

43. Oracle Systems Reseller Programme

44. Oral Agreement

45. Novell Gold Specialist Agreement

46. Novell Authorised Service Centre Agreement

47. Normal Agreement

48. Tele-ledger Agreement

49. Invoice Discounting Agreement

50. Microsoft Resellar Agreement

51. Microsoft Solution Provider Agreement

52. Mercury Maintenance Contract

53. Lotus Agreement

54. Alarm Inspections and Certificates

Schedule 1


55. IBM Dealer Agreement

56. DGL Agreement

57. Farmc Agreement

58. Hewlett Packard

59. Deutz Reseller Partner Programme

60. Northern Bank Reseller Agreement

61. ICL Authorised City Reseller Agreement

62. Compaq Authorisation

63. Apple European Reseller Agreement

64. Danka Service Agreement

65. QUB Kiosk System

66. Pegasus Reseller Agreement

67. Bytech Systems VAR Agreement

68. Informix Partnership Agreement

69. Uniplex Reseller Programme

70. AST Reseller Agreement

71. Sale Contract - CEM Systems - Electron House

72. BT Contracts

73. Bryan Keating - Alex Parke Service Agreements

74. Dublin Property Licence

75. Correspondence and Draft Lease re Warehouse

76. Schedule of Guaranties

77. Letter from FEC re John Hall

78. Management Accounts to 31/1/97

79. List of debts written off since last accounts date

80. Schedule of capital disposals

81. Schedule of revised salaries of senior executives

82. Letters from Eurodis Electron Plc to various directors and employees re bonuses

Binders

Schedule 1

19  a   General Ledger Trial Balance 1994

    b   General Ledger Trial Balance 1995

    c   General Ledger Trial Balance 1996

    d   General Ledger Trial Balance 30/11/96

    e   Customer Analysis to 31.12.96

    f   Top 99 Customers to 31/12/96

    g   Deferred Payments Report December '96

    h   Service Management Month End List December '96

    i   Aged Creditor Reports at 28/1/97 and General Ledger Screen Dump

    j   Supplier Turnover Report November '96

    k   Sales Analysis Top 99 by Turnover at 30/11/96

    l   Short Asset Master Listing at 30/11/96

Purchase Month End Print Outs May 1996 (2 Binders)

Sales Ledger Daily Print Outs May 1996

Sales Ledger Daily Print Outs December 1996

Sales Ledger Month End Report December 1996

May 1996 Final Accounts

Access to Contracts and Agreements Drawer

Bank Agreements

December 1996 Stock Analysis Aged 6 monthly to 36 monthly

Asset Ledger and Reconciliation

Stock Ledger and Reconciliation

Car Policy